Exhibit 96.1

TECHNICAL REPORT SUMMARY:
SALT MINERAL RESERVES STATEMENT FOR WATKINS GLEN US SALT FACILITY

REPORT RSI-3713

PREPARED BY
RESPEC
660 Rood Avenue, Suite A
Grand Junction, Colorado 81501

PREPARED FOR
ContextLogic Holdings Inc (LOGC)
US Salt LLC
Watkins Glen, New York 14891

Report Date: November 14, 2025
Effective Date: June 1, 2025

NOVEMBER 2025

Project Number M0141.25009

RESPEC.COM

DATE AND SIGNATURE PAGE

This report, titled Technical Report Summary: Salt Mineral Reserves Statement for Watkins Glen US Salt Facility, is effective as of June 1, 2025, and was prepared and signed by RESPEC Company, LLC, acting as a Qualified Person Company.

Signed and dated November 14, 2025.
Signed/	RESPEC Company, LLC Erik Hemstad Principal On behalf of RESPEC Company, LLC	November 14, 2025

TABLE OF CONTENTS

1.0	EXECUTIVE SUMMARY			1

	1.1	PROPERTY DESCRIPTION		1

	1.2	GEOLOGY AND MINERALIZATION		1

	1.3	STATUS OF EXPLORATION		1

	1.4	MINERAL RESOURCE AND RESERVE ESTIMATES		1

	1.5	CAPITAL AND OPERATING COST ESTIMATES		3

	1.6	ECONOMIC ANALYSIS		3

	1.7	PERMITTING REQUIREMENTS		3

	1.8	QUALIFIED PERSON'S CONCLUSIONS AND RECOMMENDATIONS		4

2.0	INTRODUCTION			5

	2.1	REGISTRANT		5

	2.2	TERMS OF REFERENCE AND PURPOSE		5

	2.3	DATA SOURCES		8

	2.4	DETAILS OF THE SITE VISIT		8

	2.5	VERSION HISTORY		9

3.0	PROPERTY DESCRIPTION			10

	3.1	PROPERTY DESCRIPTION AND LOCATION		10

	3.2	MINERAL RIGHTS		11

	3.3	OTHER SIGNIFICANT ENCUMBRANCES OR RISKS TO PERFORM WORK ON PROPERTY		11

4.0	ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY			14

	4.1	TOPOGRAPHY, ELEVATION, AND VEGETATION		14

	4.2	MEANS OF ACCESS AND LOCAL RESOURCES		14

	4.3	CLIMATE		14

	4.4	INFRASTRUCTURE ACCESS		14

		4.4.1	WATER	16

		4.4.2	ENERGY SUPPLY	16

		4.4.3	PERSONNEL	16

		4.4.4	SUPPLIES	16

5.0	HISTORY			17

	5.1	PRIOR OWNERSHIP		17

	5.2	EXPLORATION AND DEVELOPMENT by previous operators		17

6.0	GEOLOGICAL SETTING, MINERALIZATION AND DEPOSIT			19

	6.1	REGIONAL GEOLOGY		19

	6.2	LOCAL GEOLOGY		20

	6.3	PROPERTY GEOLOGY, MINERALIZATION, and structure		21

	6.4	MINERAL DEPOSIT TYPE		21

	6.5	HYDROGEOLOGICAL CONSIDERATIONS		24

TABLE OF CONTENTS (CONTINUED)

7.0	EXPLORATION			25

	7.1	EXPLORATION OTHER THAN DRILLING		25

	7.2	RECENT DRILLING PROGRAMS		25

	7.3	GEOLOGICAL INFORMATION		27

	7.4	HYDROGEOLOGY INFORMATION		27

	7.5	GEOTECHNICAL INFORMATION		27

	7.6	DESCRIPTION OF RELEVANT EXPLORATION DATA		27

8.0	SAMPLE PREPARATION, ANALYSES AND SECURITY			28

	8.1	SAMPLE PREPARATION and ANALYSIS		28

	8.2	QUALIFIED PERSON OPINION ON ADEQUACY OF SAMPLE PREPARATION		28

9.0	DATA VERIFICATION			29

	9.1	SONAR SCANS		29

	9.2	WIRELINE LOGS		29

	9.3	PRODUCT QUALITY ASSURANCE		29

		9.3.1	PURITY AND SPECIFICATIONS	30

		9.3.2	GRAIN-SIZE SPECIFICATIONS	30

		9.3.3	Quality Testing Protocols	30

		9.3.4	Oversight and Compliance	30

		9.3.5	Product Grade Comparison	30

	9.4	OPINION OF THE QUALIFIED PERSON ON DATA ADEQUACY		31

10.0	MINERAL PROCESSING AND METALLURGICAL TESTING			32

	10.1	NATURE AND EXTENT		32

	10.2	SAMPLING REPRESENTATION and Laboratories		32

	10.3	PROCESS EVALUATION		32

	10.4	RECOVERY ASSUMPTIONS		32

	10.5	ADEQUACY OF DATA		33

11.0	MINERAL RESOURCE ESTIMATES			34

	11.1	KEY ASSUMPTIONS, PARAMETERS AND METHODS		34

		11.1.1	RESOURCE CLASSIFICATION CRITERIA	34

		11.1.2	MARKET PRICE	35

		11.1.3	CUT-OFF GRADE	35

		11.1.4	SUMMARY OF PARAMETERS	36

	11.2	MINERAL RESOURCE STATEMENT		36

	11.3	GEOLOGIC UNCERTAINTY		36

	11.4	OPINION OF THE QUALIFIED PERSON		37

TABLE OF CONTENTS (CONTINUED)

12.0	MINERAL RESERVES ESTIMATES			39

	12.1	KEY ASSUMPTIONS, PARAMETERS, AND METHODS		39

	12.2	MINERAL RESERVES ESTIMATE		39

	12.3	QUALIFIED PERSON’S OPINION OF RISK FACTORS		39

13.0	MINING METHODS			42

	13.1	GEOTECHNICAL AND HYDROLOGIC CONSIDERATION		43

	13.2	MINE OPERATING PARAMETERS		43

	13.3	MINING PLAN		45

	13.4	MINE PLANT, EQUIPMENT, AND PERSONNEL		45

14.0	PROCESSING AND RECOVERY METHODS			52

15.0	INFRASTRUCTURE			57

	15.1	PLANT LAYOUT		57

		15.1.1	PROCESS FACILITY	57

		15.1.2	ROADS	57

		15.1.3	RAIL	59

	15.2	BRINEFIELD LAYOUT		59

		15.2.1	CAVERN PIPELINE	59

		15.2.2	BRINE POND	59

		15.2.3	WASTE DISPOSAL	59

	15.3	SITE UTILITIES		59

		15.3.1	ELECTRICAL POWER GENERATION	59

		15.3.2	NATURAL GAS SUPPLY	61

		15.3.3	Water Source	61

		15.3.4	STEAM GENERATION	62

		15.3.5	COMMUNICATIONS	62

16.0	MARKET STUDIES			63

	16.1	MARKET OUTLOOK AND PRICE FORECAST		63

	16.2	MATERIAL CONTRACTS		63

17.0	ENVIRONMENTAL STUDIES, PERMITTING AND PLANS, NEGOTIATIONS, OR AGREEMENTS WITH LOCAL INDIVIDUALS OR GROUPS			64

	17.1	ENVIRONMENTAL STUDIES		64

	17.2	PERMIT STATUS		64

	17.3	WASTE DISPOSAL, SITE MONITORING, AND WATER MANAGEMENT		64

	17.4	POSTMINING LAND USE AND RECLAMATION		64

	17.5	LOCAL OR COMMUNITY ENGAGEMENT AND AGREEMENTS		64

	17.6	OPINION OF THE QUALIFIED PERSON		64

TABLE OF CONTENTS (CONTINUED)

18.0	CAPITAL AND OPERATING COSTS		67

	18.1	CAPITAL COSTS	67

	18.2	OPERATING COSTS	67

	18.3	ASSUMPTIONS AND ACCURACY	67

19.0	ECONOMIC ANALYSIS		69

	19.1	KEY PARAMETERS AND ASSUMPTIONS	69

	19.2	CASH FLOW	69

	19.3	ECONOMIC VIABILITY	69

	19.4	SENSITIVITY ANALYSIS	69

20.0	ADJACENT PROPERTIES		72

21.0	OTHER RELEVANT DATA AND INFORMATION		74

22.0	INTERPRETATION AND CONCLUSIONS		75

	22.1	INTERPRETATIONS AND CONCLUSIONS	75

	22.2	RISKS AND UNCERTAINTIES	75

23.0	RECOMMENDATIONS		76

24.0	REFERENCES		77

25.0	RELIANCE ON INFORMATION PROVIDED BY THE REGISTRANT		78

LIST OF TABLES

TABLE		PAGE

1-1	Summary of US Salt Mineral Resources, Exclusive of Mineral Reserves, Effective June 1, 2025, Based on a Blended Product Sale Price of 304 $/Ton Free-on-Board Plant	2

1-2	Summary of US Salt Mineral Reserves, Effective June 1, 2025, Based on a Sale Price of 304 $/Ton Free-on-Board Plant	2

1-3	Net Present Value Analysis of Cash Flow	3

2-1	Acronyms and Definitions	7

3-1	Mineral Rights	11

3-2	Listing of Mineral Rights by Owner	12

5-1	Ownership History of the Property	17

5-2	Historical Brinefield Wells in the Syracuse Salt	18

6-1	Stratigraphic Column for Southwestern New York State	20

7-1	Current Operating Wells at the Property	25

9-1	Product Grade Comparison	30

11-1	Geologic Modeling Factors and Parameters	34

11-2	Average Strata Thickness and Bottom Elevation from Geologic Model	35

11-3	Parameter Assumptions	36

11-4	Summary of US Salt Mineral Resources, Exclusive of Mineral Reserves, Effective June 1, 2025, Based on a Blended Product Sale Price of 304 $/Ton Free-on-Board Plant	37

12-1	Modifying Factors	39

12-2	Summary of US Salt Mineral Reserves Effective June 1, 2025, Based on a Sale Price of 304 $/Ton Free-on-Board Plant	40

13-1	North Brine Field 40-Year Cavern Well Development Sequence	47

13-2	South Brine Field 40-Year Cavern Well Development Sequence	49

15-1	Average Electrical Load	61

15-2	Natural Gas Consumption	61

17-1	Permits Issued to US Salt	65

17-2	Permit Monitoring and Reporting Requirements	66

18-1	Capital Cost Estimate for the 40-Year Mine Plan	67

18-2	Operating Costs by Major Category for 2026	68

19-1	Cash Flow Assumptions	69

19-2	Cash Flow in 5-Year Increments for the 40-Year Mine Plan	70

19-3	After-Tax NPV for a Range of Interest Rates	70

LIST OF FIGURES

FIGURE		Page

3-1	General Location Map	10

4-1	Property Climate Averages	14

4-2	Infrastructure Map	15

6-1	Regional Geologic Map Showing Spatial Distribution of Late-Silurian Rocks Across the Northern Appalachian Basin, the Ohio Basin, and the Michigan Basin	19

6-2	Cross Section (A-A’) of the Property Showing the General Depth and Behavior of the Syracuse Formation	22

6-3	Stratigraphy of the Salina Group Divided Into Formations, Members, and Units	23

6-4	Illustration Showing Orientation and Abundance of Silurian and Devonian Structures Impacting Central New York	24

7-1	Recent Drillhole Locations	26

9-1	Sonar of Well 68	29

11-1	Mineral Resource Map Shown Exclusive of Mineral Reserves	38

12-1	Reserves Map Showing Proven and Probable Mineral Reserves	41

13-1	Solution-Mining Production Process	44

13-2	Mine Plan Timing	46

13-3	Final Solution-Mining Gallery Limits	51

14-1	Simplified Process Flow	52

14-2	Purified Brine and Evaporation Process Flow Diagram	54

14-3	Granulated Brine and Evaporation Process Flow Diagram	55

15-1	Aerial View of US Salt Watkins Glen Plant	57

15-2	Site Infrastructure – US Salt	58

15-3	Map of the US Salt Facility	60

19-1	Sensitivity of After-Tax to Variance of ± 20 Percent for CAPEX, OPEX, and Sales	71

20-1	Map of Adjacent Properties	73

1.0	EXECUTIVE SUMMARY

1.1	PROPERTY DESCRIPTION
The US Salt LLC facility (Property), located in Watkins Glen, New York, at the southern end of Seneca Lake, is an evaporite salt-production facility that produces chemical- and food-grade salt products from brine produced by solution mining the underground rock salt formation. The Property encompasses 590.27 acres of surface and mineral ownership and an additional 39.33 acres of mineral rights.

Solution mining consists of injecting fresh water or weak brine through wells to dissolve the salt. The brine that results from the salt dissolution is pumped back to the surface and processed through the evaporation plant, which separates the solid salt from the liquid. Brine-filled underground voids (i.e., caverns) are created from the solution-mining process. As salt is continuously extracted over time, these caverns and their corresponding wells are often connected in the subsurface, which results in cavern groups that are referred to as galleries.

Solution mining at the US Salt facility has occurred continuously since the late 1800s and resulted in drilling 71 wells to date and developing dozens of galleries. Approximately 420,000 tons of salt has been produced per year in recent years, which is packaged into a variety of products on site and transported by truck and rail to the customer.

1.2	GEOLOGY AND MINERALIZATION
The Property extracts deep-subsurface salt from the Syracuse Formation of the Salina Group. The Salina Group belongs to a thick sequence of primarily sedimentary rocks within an elongated depression called the Appalachian Basin. Operations at the Property recover halite (NaCl) from the Syracuse-F and Syracuse-D salt formations, which are typically found between depths of 2,200 to 2,800 feet (ft). This halite mineralization is generally considered very thick and expansive because it extends throughout the northern Appalachian Basin.

1.3	STATUS OF EXPLORATION
Exploration occurs when a new cavern is added to a gallery, which occurs approximately every other year.

1.4	MINERAL RESOURCE AND RESERVE ESTIMATES
Table 1-1 lists the estimated Measured, Indicated, and Inferred Mineral in-place Resources for the Property effective June 1, 2025. The estimates were derived by applying the Resource parameters to the geologic model created from the solution-well data.

A 40-year mine plan and modifying factors were applied to Measured and Indicated Resources to estimate Proven and Probable Mineral Reserves. The US Salt Mineral Reserves with an effective date of June 1, 2025, are listed in Table 1-2.

Table 1-1.	Summary of US Salt Mineral Resources, Exclusive of Mineral Reserves, Effective June 1, 2025, Based on a Blended Product Sale Price of 304 $/Ton Free-on-Board Plant
Resource Classification(a)	Area (ft2)	Average Total Unit Thickness (ft)	Average Total Salt Thickness (ft)	Average Total Nonsalt Interbed Thickness (ft)	Halite Grade of Unit (%)	Halite(b)(c)(d)(e)(f) (Mt)
Measured Resources
F Salt	4,100,000	456	342	114	75	95.1
D Salt	4,100,000	286	149	138	52	41.3
Indicated Resources
F Salt	910,000	457	347	110	76	21.4
D Salt	910,000	274	143	132	52	8.8
Measured + Indicated Resources
F Salt	5,010,000	456	343	113	75	116.4
D Salt	5,010,000	284	148	137	52	50.1
ft2 =   square feet
Mt =   million tons
(a)
Measured resources are within 3,280 ft of a drillhole, Indicated Resources are further than 3,280 ft but within 8,200 ft of a drillhole. Resources farther than 8,200 ft from a drillhole or active mine face are considered Inferred Resources.

(b)	Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability.
(c)	Estimates have been rounded to reflect the relative accuracy of the estimates.
(d)	Halite density of 0.06775 tons per cubic foot (t/ft3).
(e)	No factor was applied for the 97 percent process recovery.
(f)	Mineral Resources are reported exclusive of Mineral Reserves on a 100 percent basis.

Table 1-2.	Summary of US Salt Mineral Reserves, Effective June 1, 2025, Based on a Sale Price of 304 $/Ton Free-on-Board Plant
Reserve Classification(a)	Area (ft2)	Average Total Unit Thickness (ft)	Average Total Salt Thickness (ft)	Average Total Nonsalt Interbed Thickness (ft)	Salt Grade of Unit (%)	Insolubles Factor (%)	Cavern Geometry Factor (%)	Extracted Salt(b)(c)(d) (Mt)
Proven Reserves
F Salt	2,620,000	451	302	149	67	15	25	17.0
D Salt	2,620,000	289	149	140	52	15	25	9.4
Probable Reserves
F Salt	—	—	—	—	—	—	—	—
D Salt	—	—	—	—	—	—	—	—
Proven + Probable Reserves
F Salt	2,620,000	451	302	149	67	15	25	17.0
D Salt	2,620,000	289	149	140	52	15	25	9.4
(a)	Proven Reserves are within 3,280 ft of a drillhole or active mine face and Probable Reserves are farther than 3,280 ft but within 8,200 ft of a drillhole or well.
(b)	Reserves are reported as extracted halite from the deposit. No processing factors were applied.
(c)	Estimates have been rounded to reflect the relative accuracy of the estimates.
(d)	Extracted halite density was estimated at 0.05791 tons/ft3.

1.5	CAPITAL AND OPERATING COST ESTIMATES
Operating costs applied to the forecasted production in the 40-year plan are based on current year costs of goods sold (COGS) and current selling, general, and administrative expenses (SG&A) escalated by the short term forecast and then held constant at the 2031 level. Capital costs for the 40-year plan include the categories of recurring maintenance of business (MOB), new solution wells, nonrecurring MOB (unique and not expected year-to-year), and growth. The capital cost estimates to execute the 40-year mine plan were developed from historical spending, engineering estimates, and contractor estimates for current operating costs and engineering estimates. These costs are within the accuracy of prefeasibility estimates.

1.6	ECONOMIC ANALYSIS
Reserves are established through demonstrating economic viability. Economic viability may be implied for a property in operation. The economic model for the Property was built to validate the economic viability of the Mineral Reserves to the Year 2065.
A cash flow model was developed for the tonnage projections based on the 40-year mine, operating costs based on current operating costs with short term forecast to 2031 and then held constant, 3-year average sales price of the blended projected product type forecasted to 2030 and then held constant, and anticipated capital expenditures. A Net Present Value (NPV) analysis was run for a variety of interest rates and provided in Table 1-3.

Table 1-3. Net Present Value Analysis of Cash Flow
Interest Rate (% APR)	NPV ($ Millions)
0	3,675
5	1,648
8	1,163
10	901
12	816
APR = annual percentage rate

A sensitivity analysis was completed by varying ±20 percent for three key model input parameters:

(1) selling price, (2) operating costs (including logistics), and (3) capital costs. The NPV remains positive throughout the analysis and shows most sensitivity to the variation in selling price and least sensitivity to capital investment.

1.7	PERMITTING REQUIREMENTS
Operations for the Property are fully permitted and maintained with the required inspections, monitoring, and reporting for operating the facility and brinefields.

1.8	QUALIFIED PERSON'S CONCLUSIONS AND RECOMMENDATIONS
Although Mineral Resources and Reserves indicate a very long operating life for the salt deposit, optimizing brinefield operations is expected to further extend the life of the Property.

RESPEC reviewed all pertinent geological and analytical data for the Property and has established Resources based on a high degree of geological confidence stemming from the historical and current solution-mined wells operating at the facility. The Measured and Indicated Resources established provide reasonable prospects for economic extraction beyond the 40-year mine plan presented in this Technical Report Summary (TRS).

RESPEC established a 40-year mine plan to include all necessary supporting wellfield infrastructure and additional galleries. The mine plan is based on the current understanding of cavern dynamics and extraction levels and is reconciled with historical production. The mine plan and accompanying economic analysis demonstrate the economic viability of the calculated Proven and Probable Reserves presented in this TRS.

The Qualified Persons (QPs) recommend continuing best practices for monitoring the cavern operations with regularly scheduled sonar scans and as needed, an evaluation of pressure and flow data to reconcile extracted salt tons to cavern growth. These practices will allow refining (as needed) to the currently determined 40 percent cavern recovery ratio.

Expansion to the east of New York State Route 14 (NY 14) will require a longer design period and approval than what has been typical for the Property. Initiating the preliminary evaluation of the crossing site and assessing the required infrastructure (e.g., roads and pipelines) to support the 40‑year mine plan is advised. This approach will aid in maintaining production levels and optimizing the timeline for the permitting and construction activities before the crossing work begins.

Installing the Thermal Vapor Recompression (TVR) upgrade is included in the 40-year mine plan projections in Year 2030. With a 2-year lead time for preparing for the installation, detailed design should commence by Year 2028.

2.0	INTRODUCTION

2.1	REGISTRANT
This TRS has been prepared for the registrant ContextLogic Holdings Inc. (LOGC) for the US Salt LLC Watkins Glen salt production company, with an operating brine-solution mine and refinery near Watkins Glen, New York.

2.2	TERMS OF REFERENCE AND PURPOSE
The quality of information, conclusions, and estimates contained herein are based on (1) information available at the time this document was prepared and (2) assumptions, conditions, and qualifications set forth in this TRS. Unless stated otherwise, all volumes, grades, and distances are in United States (U.S.) customary units, and currencies are expressed in constant fourth quarter 2025 U.S. dollars. The purpose of this TRS is to fulfill the requirements of a Mineral Reserve assessment for the Watkins Glen Mine. Mineral Resources are reported as in situ salt tons, and Mineral Reserves are reported in product tons Free-on-Board (FOB) mine site.

In this TRS, the terms “Mineral Resource,” “Inferred Mineral Resource,” “Indicated Mineral Resource,” and “Measured Mineral Resource” have the meanings ascribed to those terms in 17 Code of Federal Regulations (CFR) §229, “Standard Instructions for Filing Forms Under Securities Act of 1933, Securities Exchange Act of 1934 and Energy Policy and Conservation Act of 1975 – Regulation S-K,” subsection 1300, “Disclosure by Registrants Engaged in Mining Operations.” The Mineral Resource and Mineral Reserve estimates presented herein are classified according to 17 CFR §229.1300 – (Item 1300) Definitions. Investors are cautioned that Mineral Resources cannot be classified as Mineral Reserves until further work is completed to upgrade the material’s classification. Resources also cannot be reclassified until other economic and technical feasibility factors based upon such work have been resolved and can be demonstrated that the Resources may be legally and economically extracted and produced. As a result, investors should not assume that all or any part of the mineralized material reported in any of these categories referred to in the Resource estimate and this TRS will be converted into Mineral Reserves.

Mineral Resource is a concentration or occurrence of material of economic interest in or on the Earth’s crust in such form, grade or quality, and quantity that there are reasonable prospects for economic extraction. A mineral resource is a reasonable estimate of mineralization, taking into account relevant factors such as cut-off grade, likely mining dimensions, location or continuity, that, with the assumed and justifiable technical and economic conditions, is likely to, in whole or in part, become economically extractable. It is not merely an inventory of all mineralization drilled or sampled.

Mineral Resources are categorized based on levels of confidence as:

Inferred mineral resource is that part of a mineral resource for which quantity and grade or quality are estimated on the basis of limited geological evidence and sampling. The level of geological uncertainty associated with an inferred mineral resource is too high to apply relevant technical and economic factors likely to influence the prospects of economic extraction in a manner useful for evaluation of economic viability. Because an inferred mineral resource has the lowest level of geological confidence of all mineral resources, which prevents the application of the modifying factors in a manner useful for evaluation of economic viability, an inferred mineral resource may not be considered when assessing the economic viability of a mining project and may not be converted to a mineral reserve.

Indicated mineral resource is that part of a mineral resource for which quantity and grade or quality are estimated on the basis of adequate geological evidence and sampling. The level of geological certainty associated with an indicated mineral resource is sufficient to allow a qualified person to apply modifying factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit. Because an indicated mineral resource has a lower level of confidence than the level of confidence of a measured mineral resource, an indicated mineral resource may only be converted to a probable mineral reserve.

Measured mineral resource is that part of a mineral resource for which quantity and grade or quality are estimated on the basis of conclusive geological evidence and sampling. The level of geological certainty associated with a measured mineral resource is sufficient to allow a qualified person to apply modifying factors, as defined in this section, in sufficient detail to support detailed mine planning and final evaluation of the economic viability of the deposit. Because a measured mineral resource has a higher level of confidence than the level of confidence of either an indicated mineral resource or an inferred mineral resource, a measured mineral resource may be converted to a proven mineral reserve or to a probable mineral reserve.

Cut-off grade is the grade (i.e., the concentration of metal or mineral in rock) that determines the destination of the material during mining. For purposes of establishing “prospects of economic extraction,” the cut-off grade is the grade that distinguishes material deemed to have no economic value (it will not be mined in underground mining or if mined in surface mining, its destination will be the waste dump) from material deemed to have economic value (its ultimate destination during mining will be a processing facility). Other terms used in similar fashion as cut-off grade include net smelter return, pay limit, and break-even stripping ratio.

Mineral Reserve is an estimate of tonnage and grade or quality of Indicated and Measured Mineral Resources that, in the opinion of the QP, can be the basis of an economically viable project. More specifically, Mineral Reserves are the economically mineable part of a Measured or Indicated Mineral Resource, which includes diluting materials and allowances for losses that may occur when the material is mined or extracted. Mineral Reserves are categorized based on following levels of confidence:

Probable mineral reserve is the economically mineable part of an indicated and, in some cases, a measured mineral resource.

Proven mineral reserve is the economically mineable part of a measured mineral resource and can only result from conversion of a measured mineral resource.

Throughout this TRS, industry-specific terminology relating to geological, technical, and salt production are commonly used. Table 2-1 provides a list of definitions for the most common terms and phrases.

Table 2‑1. Acronyms and Definitions (Page 1 of 2)
Term	Definition
$	U.S. dollars
%	percent
µm	micrometer
APR	annual percentage rate
CAPEX	capital expense
CFR	Code of Federal Regulations
COGS	costs of goods sold
EHS	environment, health, and safety
EPA	U.S. Environmental Protection Agency
FDA	Food and Drug Administration
FOB	free on board
ft	foot or feet
ft2	square feet
FY	fiscal year
g	gram
HMB	Heat and Material Balance
kW	kilowatt
lbs/hr	pounds per hour
LOGC	ContextLogic Holdings Inc.
LOM	life of mine
MEE	Multiple Effect Evaporator
meq/L	milliequivalent per liter
mgd	million gallons per day
mm	millimeter
MOB	maintenance of business
msl	mean sea level
Mt	million tons
NaCl	sodium chloride/halite
NPV	Net Present Value
NYSDEC	New York State Department of Conservation
NY 14	New York State Route 14
OPEX	operating expenditure
OSHA	Occupational Safety and Health Administration

Table 2‑1. Acronyms and Definitions (Page 1 of 2)
Term	Definition
P&A	plugged and abandoned
pfd	process flow diagram
psi	pounds per square inch
ppm	parts per million
QP	Qualified Person
RESPEC	RESPEC Company, LLC
ROI	radius of influence
SCADA	Supervisory Controls and Data Acquisition
SEC	Securities and Exchange Commission
SG&A	selling, general, and administrative expenses
t/ft3	tons per cubic foot
TRS	Technical Report Summary
TVR	Thermal Vapor Recompression
UIC	Underground Injection Control
U.S.	United States
USDW	Underground Sources of Drinking Water
USP	United States Pharmacopeia
USGS	U.S. Geological Survey

2.3	DATA SOURCES
This TRS is based on technical information and engineering data developed and maintained by US Salt and work undertaken by consultants on behalf of the Property. Publicly sourced data throughout the TRS are referenced in Chapter 24.0.

2.4	DETAILS OF THE SITE VISIT
QPs visited the Property on November 3 and 4, 2025. During the visit, the QPs traveled throughout the Property and reviewed the historical and active solution-mine wellfield wells and pipelines, the freshwater intake, brine pond, and the surface areas where near-term development is planned. The tour of the salt-brine processing plant included the on-site electric power generation, brine management control systems, evaporators, dryers, product packaging, and storage and product-loadout operations. The on-site laboratory was inspected, and procedures were reviewed the second day of the site visit. Site personnel met with the QPs to review the geology, historical drilling information, cavern 3D models and parameters, product market, surface and mineral rights, long-term production plans, and capital projects.

2.5	VERSION HISTORY
This TRS is the initial version of Mineral Resource and Reserve estimates at the Watkins Glen Solution Mine, dated November 14, 2025, with an effective date of June 1, 2025, and was prepared by RESPEC Company, LLC (RESPEC) as the qualified company.

3.0	PROPERTY DESCRIPTION

3.1	PROPERTY DESCRIPTION AND LOCATION
The Property, located on the western shore of Seneca Lake in Watkins Glen, Schuyler County, New York (42°24’22.66” N, 76°53’14.00” W), consists of 590.27 acres of surface and mineral acres and 39.33 acres of mineral rights, all owned by US Salt, for a total mineral right of 629.6 acres. Figure 3-1 shows the Property location. Ithaca, New York, is the nearest major city, located 28 miles from the Property.

Figure 3‑1. General Location Map.

3.2	MINERAL RIGHTS
Mineral rights for the salt are owned by US Salt through purchase. No royalties or expiration dates are associated with the Property Minerals holdings. Mineral rights encompassing 629.6 acres are listed in Table 3-1. The rights by owner are detailed in Table 3-2. Property taxes that are appropriated at the local and state level preserve access to the Minerals.

Table 3‑1. Mineral Rights
Owner	Rights	Area (Acres)
US Salt LLC	Mineral Rights only	39.33
US Salt LLC	Surface and Mineral	590.27
Total		629.60

3.3	OTHER SIGNIFICANT ENCUMBRANCES OR RISKS TO PERFORM WORK ON PROPERTY
A bond is in place for the Property for the Underground Injection Control (UIC) well capping liability for plugging and abandoning solution wells. The current well closure bond is $1,059,068. This bond does not present a risk for performing work on the Property but rather allows the work to be performed as part of maintaining permit compliance.

Table 3‑2. Listing of Mineral Rights by Owner (Page 1 of 2)
Tax Map	Surface Owner	Surface Owner Type	Address	Mineral Area (Acres)	Rights
43.00-1-13	US Salt LLC	US Salt LLC	NY 14 & County Road 30	15.97	Fee (Surface and Mineral)
43.00-1-14.11	US Salt LLC	US Salt LLC	3812 NY 14	9.36	Fee (Surface and Mineral)
43.00-1-15.1	US Salt LLC	US Salt LLC	3768 NY 14 (adjacent to brine pond)	21.02	Fee (Surface and Mineral)
43.00-1-15.3	US Salt LLC	US Salt LLC	NY 14	3.69	Fee (Surface and Mineral)
43.00-1-17	US Salt LLC	US Salt LLC	NY 14	0.69	Fee (Surface and Mineral)
43.00-1-19	US Salt LLC	US Salt LLC	West of Hwy 14 at 14A split	44.57	Fee (Surface and Mineral)
43.00-1-29.12	US Salt LLC	US Salt LLC	SNY 14A	36.91	Fee (Surface and Mineral)
43.00-1-23	US Salt LLC	US Salt LLC	West of Hwy 14 S of 43.00-1-19	25.47	Fee (Surface and Mineral)
43.00-1-35.113	US Salt LLC	US Salt LLC	NY 14	24.37	Fee (Surface and Mineral)
43.00-1-46	US Salt LLC	US Salt LLC	Plant - 3580 County Road 30	108.70	Fee (Surface and Mineral)
43.00-1-47	US Salt LLC	US Salt LLC	South of Tax Map Parcel 43.00-1-47	19.97	Fee (Surface and Mineral)
43.00-1-49	US Salt LLC	US Salt LLC	3580 County Road 30	7.09	Fee (Surface and Mineral)
53.00-2-17	US Salt LLC	US Salt LLC	Radcliffe Dr - Above plant on S end	19.07	Fee (Surface and Mineral)
53.00-2-13	US Salt LLC	US Salt LLC	Main brine fields and plant – 3580 & 3712 County Road 30	220.80	Fee (Surface and Mineral)
53.16-1-8	US Salt LLC	US Salt LLC	Lake front S of plant – NY 14	0.28	Fee (Surface and Mineral)
53.20-1-14	US Salt LLC	US Salt LLC	Lake front S of Tiki bar	0.17	Fee (Surface and Mineral)
53.00-2-16	US Salt LLC	US Salt LLC	County Road 30 Woodyard - Reading Fire District	9.04	Fee (Surface and Mineral)
53.00-2-24	US Salt LLC	US Salt LLC	Ryan 11.60 acres – NY 14	10.54	Fee (Surface and Mineral)
53.00-2-14	US Salt LLC	US Salt LLC	Radcliffe Dr – Smith 5.50 acres	7.09	Fee (Surface and Mineral)
53.00-2-15	US Salt LLC	US Salt LLC	3583 County Road 30	5.50	Fee (Surface and Mineral)
43.00-1-16	Inergy-ASC LLC	Private	3738 NY 14	2.88	Mineral rights only
43.00-1-21	Anthony Ventura and Sherry Ventura	Private	3801 NY 14	1.56	Mineral rights only
43.00-1-44	Finger Lakes Railway Corp.	Private	Railroad Track	14.94	Mineral rights only
53.00-1-13	Erica Nicholson	Private	Erica Nicholson	2.54	Mineral rights only
53.16-1-13	Terry M Coughlin and Nancy A Diello	Private	County Road 30	0.15	Mineral rights only
53.16-1-12	Eugene C. Costello and Julie Costello	Private	3502 County Road 30	0.48	Mineral rights only
Parcel E Parcel VIII	Former "Minichello" Parcel	Private	Both in Montour Falls	10.00	Mineral rights only

Table 3-2. Listing of Mineral Rights by Owner (Page 2 of 2)
Tax Map	Surface Owner	Surface Owner Type	Address	Mineral Area (Acres)	Rights
Parcel VI Parcel No 27	County of Schuyler	Private		0.03	Mineral rights only
53.16-1-10	John M and Lisa Balland	Private	3480 County Road 30	0.24	Mineral rights only
53.16-1-11	Terry M Coughlin and Nancy A Diello	Private	3486 County Road 30	0.23	Mineral rights only
Parcel VI Parcel No 28	County of Schuyler	Private		0.08	Mineral rights only
53.16-1-7	Timothy A. Regan	Private	Salt Point Rd	0.15	Mineral rights only
53.16-1-4	Christopher Morton and Suzanne Morton	Private	3441 County Road 30	0.60	Mineral rights only
53.16-1-6	G.C.B. Enterprises	Private	Salt Point Rd	0.32	Mineral rights only
53.20-1-20	3380 State Route 14 Holding LLC	Private	Salt Point Rd	0.21	Mineral rights only
53.20-1-19	G.C.B. Enterprises	Private	Salt Point Rd	0.67	Mineral rights only
53.20-1-1	G.C.B. Enterprises	Private	3425 County Road 30	0.80	Mineral rights only
53.20-1-2	Christopher Weber and Lauren Weber	Private	3407 County Road 30	0.33	Mineral rights only
Parcel V Lot 9	Undivided Minerals Rights	Private		0.33	Mineral rights only
53.20-1-4	Gregg Bittler	Private	3415 County Road 30	0.29	Mineral rights only
53.20-1-5	George Mahler and Inda Mahler	Private	3403 County Road 30	0.41	Mineral rights only
53.20-1-6	Christopher Coronato and Jessica Coronato	Private	3397 County Road 30	0.29	Mineral rights only
53.20-1-7	Richard Fitzpatrick and Ethel Fitzpatrick	Private	3405 County Road 30	0.30	Mineral rights only
53.20-1-8	3380 State Route 14 Holding LLC	Private	County Road 30	0.30	Mineral rights only
53.20-1-9	3380 State Route 14 Holding LLC	Private	3393 County Road 30	0.25	Mineral rights only
53.20-1-10	Christopher Morton Sr	Private	3391 County Road 30	0.16	Mineral rights only
53.20-1-11	Glen Segond and Hannelore L. Segond	Private	3389 County Road 30	0.17	Mineral rights only
53.20-1-15	3380 State Route 14 Holding LLC	Private	County Road 30	0.21	Mineral rights only
53.00-1-12.24	Glen Segond and Hannelore L. Segond	Private	3385 County Road 30	0.11	Mineral rights only
53.20-1-17	Christopher Coronato and Jessica Coronato	Private	Salt Point Rd	0.11	Mineral rights only
53.20-1-18	George Mahler Jr Trustee	Private	Salt Point Rd	0.18	Mineral rights only

4.0	ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY
The Property is located in Schuyler County, New York, on the southwestern shore of Seneca Lake. The facility operates year-round.

4.1	TOPOGRAPHY, ELEVATION, AND VEGETATION
The Property sits at an elevation ranging from approximately 450 to 850 ft. The terrain, formed from glaciation, ranges from moderately flat areas with grasslands, hardwood forests with open lands in agriculture, to steep cliffs that accommodate a variety of vegetation.

4.2	MEANS OF ACCESS AND LOCAL RESOURCES
The Property is accessed by regional highways and the Finger Lakes Railway. The closest major airport is Ithaca, New York, located 30 miles east of the Property. Site access is via County Road 30 (Salt Point Road) from NY 14 paralleling Seneca Lake. Rail access runs concurrent with County Road 30 from Ithaca, New York, north to Himrod, New York, where an interchange is present.

4.3	CLIMATE
The climate is moderate and allows for year-round operations. The average monthly precipitation and temperature highs and lows are shown in Figure 4-1.

Figure 4-1. Property Climate Averages [National Weather Service, 2025].

4.4  INFRASTRUCTURE ACCESS
The Property has adequate access to all necessary infrastructure to operate. The rail, roads, and gas pipeline servicing the Property is shown in Figure 4-2.

ON
QC
VT
NH
MA
CT
PA
Buffalo
Syracuse
New York
Albany
New York
Seneca Lake
SCHUYLER COUNTY
414
79
Burdett
14
Watkins Glen
409
329
Montour Falls
890000
880000
870000
860000
US Salt Property
Mineral Rights Only
Gas Transmission Pipelines
Hazardous Liquid Pipelines
Electric Power Transmission Lines
Towns
Rail Line
US Highway
State Highway
Local Road
NAD 1983 StatePlane New York Central FIPS 3102 Feet
USSA25003 10/31/2025
Feet
0
5,000
Meters
0
2,000

Figure 4-2. Infrastructure Map.

4.4.1	WATER
Water is sourced from Seneca Lake under a New York State Department of Conservation (NYSDEC) permit, which authorizes a maximum withdrawal capacity rate of 13.25 million gallons per day (mgd) with a typical use of 9 mgd.

4.4.2	ENERGY SUPPLY
US Salt generates its own electricity using natural gas boilers and steam turbines. The generation meets all electrical demands for the Property. Natural gas is procured through a broker who sources from multiple wholesale markets, typically using fixed-price, 1-year term agreements.

4.4.3	PERSONNEL
At the time this report was prepared, US Salt employed approximately 206 personnel, including 144 union hourly employees and 62 nonunion employees. The union workers are represented by the United Steelworkers.

4.4.4	SUPPLIES
Plant supplies are sourced locally, regionally, and nationally. The supply chain of packaging materials and chemical reagents are well-established. Regional support services are available for capital projects.

5.0	HISTORY

Salt was first discovered in Watkins Glen in 1882. During that year, the Watkins Oil Well Company drilled for petroleum, gas, salt, and other minerals on the hillside west of Watkins Glen. The Watkins Oil Well Company reported that, at 1,513 ft below the surface, it had reached a sufficient flow of brine to make salt. By 1890, the first brine-producing well in the area was put into service.
Impurities in the brine made drying the salt difficult.

US Salt has been in operation since 1893. The brine refinery is located above a large underground supply of salt. Seneca Lake provides the water needed for the refinery operation.

The first commercial producer of salt in Schuyler County, New York, was the Glen Salt Company, now owned by US Salt in 1893. The well struck salt at 1,841 feet and drilled to a total depth of 1,902 feet in salt without reaching the bottom of the salt bed.

5.1	PRIOR OWNERSHIP
The site has been used for salt production since 1893 and under the control of US Salt since 1997. Table 5-1 lists the ownership history of the Property.

Table 5-1. Ownership History of the Property
Year	Company	Operations/Activity
1893–1899	Glen Salt Company	First solution well installed
1899–1904	National Salt	Operations
1904–1988	International Salt Company	Operations
1988–1994	Akzo Salt, Inc	Operations
1994–1997	Akzo Nobel Salt	Operations
1997–current	US Salt LLC	Operations

5.2	EXPLORATION AND DEVELOPMENT BY PREVIOUS OPERATORS
Historical work on the Property by owners other than US Salt is listed in Table 5-2. Past owners have attempted hydraulic fracking to enhance communication between wells within galleries. Wells 28, 46, and 59 have been sold and converted to natural gas storage.

Table 5‑2. Historical Brinefield Wells in the Syracuse Salt
Historical Wells	Original Operator	Northing	Easting	Status	Year Drilled
WH 03	Glen Salt Co.	875595.73	738255.66	P&A	1896
WH 05	National Salt	875883.55	738274.51	P&A	1904
WH 07	International Salt Co.	877466.78	737816.74	P&A	1908
WH 08	International Salt Co.	873961.03	738844.05	P&A	1910
WH 03A	International Salt Co.	875496.93	738368.74	P&A	1951
WH 07A	International Salt Co.	877546.96	737814.33	P&A	1951
WH 09A	International Salt Co.	874698.12	738573.87	P&A	1953
WH 24	International Salt Co.	880975.28	737051.68	P&A	1955
WH 25	International Salt Co.	880716.32	737112.84	P&A	1956
WH 26	International Salt Co.	881067.47	736752.29	P&A	1957
WH 27	International Salt Co.	880347.9	737197.9	Abandoned (Storage)	1957
WH28	International Salt Co.	880280.66	736657.6	Storage	1957
WH29	International Salt Co.	881782.23	736319.09	Active	1958
WH 30	International Salt Co.	880347.8	735736.25	Storage	1958
WH 31	International Salt Co.	880369.65	736140.29	Abandoned	1961
WH 33	International Salt Co.	881055.039	736066.66	Recompleted in 2013	1961
WH 34	International Salt Co.	881761.38	735841.9	Recompleted in 2009	1961
WH 35	International Salt Co.	879157.01	735700.27	P&A (Recompleted in 2013)	1963
WH 36	International Salt Co.	879226.999	736093.44	P&A (Recompleted in 2013)	1963
WH 37	International Salt Co.	879301.31	736599.5	P&A (Recompleted in 2013)	1963
WH 38	International Salt Co.	879442.63	737122.81	P&A (Recompleted in 2008)	1964
WH 39	International Salt Co.	878724.32	735733.78	Abandoned	1965
WH 40	International Salt Co.	878735.79	736182.37	P&A (Recompleted in 2011)	1965
WH 41	International Salt Co.	878879.93	736629.56	P&A (Recompleted in 2011)	1966
WH 42	International Salt Co.	878930.85	737157.95	P&A (Recompleted in 2011)	1966
WH 43	International Salt Co.	881430.46	735947.88	P&A (Recompleted in 2008)	1966
WH 44	International Salt Co.	882134.29	735713.93	P&A (Recompleted in 2009)	1967
WH 45	International Salt Co.	880232.7	735922.68	P&A (Recompleted in 2012)	1968
WH 49	International Salt Co.	878175.5	735340.18	P&A	1972
WH 50	International Salt Co.	878361.82	736202.34	Active/Solutioning	1972
WH 52	International Salt Co.	882605.75	735741.86	P&A (Recompleted in 2009)	1972
WH 04A	International Salt Co.	876481.55	738177.8	P&A	1975
WH 53	International Salt Co.	881191.44	736733.84	P&A	1976
WH 53A	International Salt Co.	881366.36	736734.47	P&A	1976
WH 54	International Salt Co.	881067.9	736633.48	P&A	1976
WH 57	International Salt Co.	882959.76	735602.23	P&A (Recompleted in 2011)	1977
WH 04B	International Salt Co.	876641.87	738183.78	P&A	1979
WH 46	Akzo Salt	880242.89	736923.19	Active	1993
WH 09	International Salt Co.	874446.46	738632.4	P&A	Unknown
P&A = plugged and abandoned.

6.0	GEOLOGICAL SETTING, MINERALIZATION AND DEPOSIT

6.1	REGIONAL GEOLOGY
The Property extracts deep-subsurface salt from the Syracuse Formation of the Salina Group. The Salina Group belongs to a thick sequence of primarily sedimentary rocks within an elongated depression called the Appalachian Basin [Colton, 1961]. The Appalachian Basin extends from southern Québec and Ontario, Canada, southwestward to central Alabama and Mississippi, United States [Colton, 1961].

During the Silurian period, more than 400 million years ago, epicontinental seas were present across the region. The Appalachian Basin was intermittently connected to the Ohio and Michigan Basins to the west and northwest, respectively [Pierce and Rich, 1962]. These inland seas had restricted oceanic input in an arid warm climate, which led to evaporation, concentration, and saturation of the waters and the formation of the evaporitic deposits found today within the Silurian Salina Group. Evaporite precipitation in the region was episodic and punctuated by inflows of clastic material, which resulted in evaporite deposits being interbedded with sedimentary units, primarily shales. The paleogeography and dominant lithology of the late-Silurian basins are shown in Figure 6-1, and the location of the Property is depicted by a red star. Deposition of evaporites ended as the Silurian period waned. A transition to exclusively sedimentary deposition is recorded by the Camillus Shale—the youngest member of the Salina Group and the unit overlying salt deposits beneath the Property. Subsequent orogenic events (the Acadian orogeny and the Appalachian orogeny) resulted in rock deformation both regionally and in western New York State, including moderate folding and deep, low-angle thrust faulting [Fernandez, 2011].

CAYUGAN PALEOGEOGRAPHY
MICHIGAN BASIN
BARRIER REEFS
OHIO BASIN
APPALACHIAN BASIN
Project Location
Bloomsburg-Vernon delta
EXPLANATION
Carbonates
Redbeds
Niagaran reef banks
Gypsum
Barrier (?)
Halite
Evaporite currents

Figure 6-1.
Regional Geologic Map Showing Spatial Distribution of Late-Silurian Rocks Across the Northern Appalachian Basin, the Ohio Basin, and the Michigan Basin (Modified From Prothero [2021]). The red star denotes the location of the Property.

6.2	LOCAL GEOLOGY
In the central Appalachian Basin, the Salina Group attains a maximum thickness (beneath north-central Pennsylvania) of 2,500 ft [Rickard, 1969]. The Salina Group consists of three formations (in ascending order): the Vernon, Syracuse, and Camillus. The single Syracuse Formation outcrop in New York State is found in a railroad cut near the town of Manlius, New York. Based partly on a study of the Manlius site and in large part on work conducted in the Michigan Basin, most formations of the Upper-Silurian age are subdivided into units and denoted by a numbered letter system in ascending order. The Syracuse Formation alone contains units D (primarily halite), E (primarily dolomite and shale), and F (primarily halite), in ascending order. The numbered sub-units in Syracuse-F and Syracuse-D are intended to correlate to individual evaporite beds. Table 6-1 provides a generalized stratigraphic column for geologic units present at the Property.

Table 6-1. Stratigraphic Column for Southwestern New York State (Modified From Fernandez [2011])
Period	Group	Formation	Member	Unit	Lithology
Pleistocene	Wisconsin				Glacial overburden; unconsolidated sediment and gravel
Upper Devonian	Genesee				Shale with minor sandstone and limestone
Middle Devonian		Tully			Limestone with minor siltstone and sandstone
	Hamilton	Moscow			Shale with minor sandstone and conglomerate
Ludlowville
Skaneateles
Marcellus
		Onondaga			Limestone
Lower Devonian	Tristates		Oriskany		Sandstone
	Helderberg		Manlius		Limestone and dolomite
Upper Silurian		Akron			Dolomite
	Bertie			H	Dolomite and dolomitic shale
	Salina	Camillus		G	Shale with anhydrite stringers, massive, occasional dolomite beds
		Syracuse		F5-F1	Halite, Dolomite with gray shales, gypsum blebs and anhydrite nodules
				E	Dolomite with shale beds, gypsum blebs and halite streaks and inclusions
				D	Halite, dolomite, and shale
		Vernon		C	Shale with halite
				B	Halite, shale, and dolomite
				A	Shale with minor halite and anhydrite

6.3	PROPERTY GEOLOGY, MINERALIZATION, AND STRUCTURE
Modern surface geology at the Property is a remnant of glacial contouring during the Pleistocene epoch, resulting in highly variable surface topography. Beneath the glacial overburden lies an extensive sequence of Paleozoic rock units, with the uppermost unit being Mid- to Upper-Devonian in age. Shales of the Genesee Group serve as the uppermost bedrock unit. Surface beds are nearly flat lying, with a southerly dip ranging across the region from 25 to 60 ft per mile, or generally less than 1 percent [Kreidler, 1957].

Operations at the Property recover salt from the Syracuse-F and Syracuse-D, typically found between depths of 2,200 and 2,800 ft. This halite mineralization is generally considered very thick and expansive because it extends throughout the northern Appalachian Basin. Figure 6-2 provides a cross section illustrating the Syracuse Formation depth in relation to the ground surface and to commonly recorded marker beds such as the Tully and Onondaga limestones.

Units F and D are dominated lithologically by halite. Subunits within Unit F include F1-F5, numbered sequentially from bottom to top. Figure 6-3 illustrates the lettered naming scheme applied to the stacked lithologies comprising the Salina Group.

During the Appalachian Orogeny (325 million to 260 million years ago), tremendous compressive forces acted upon the region with a primary vector generally trending north to northwest, by modern standards. Halite will plastically flow under compression while more brittle dolomites and shales tend to fracture and brecciate. The orogenic compression coupled with these rock characteristics caused decollement zones to form in some areas along the top and bottom horizon of the Silurian-age Syracuse Formation. These zones, also known as detachment faults, result in very shallow-angled, long-form displacement surfaces. Several of these faults have been recognized throughout Silurian and Devonian rocks of the upper Appalachian Basin and typically exhibit a strike perpendicular to the acting compressive force. Figure 6-4 illustrates the prevalence of these structures in central New York. The common deformation and erratic nature of beds in the lower Syracuse Formation (Unit D) at the Property, and to a lesser extent in the overlying Camillus Formation, are a direct result of these decollement zones. As a result, Unit D brines may exhibit a higher and less predictable insoluble content while dolomitic shales of the overlying Camillus Formation may present a concern for local roof instability if mined caverns extend upward beyond the Syracuse salts.

6.4	MINERAL DEPOSIT TYPE
The salt deposits at Watkin’s Glen adhere to the standard characteristics that define a marine evaporite bedded salt deposit. As outlined in the collection by Orris and Bliss [1991], bedded marine salt deposits of marine origin occur in marginal marine basins; these basins had periodic inflow of seawater that which provided the sodium chloride (NaCl). These deposits are frequently of large areal extent and considerable thickness. Orris and Bliss [1991] specifically call out the Silurian Salina Formation as a typical deposit and list associated deposit types as those that contain gypsum and potash. Regional and local geologic attributes of a bedded salt deposit include the following:

WELL 61
US SALT LLC
31097227700000
WELL 63
US SALT LLC
31097265030000
US SALT 71
US SALT LLC
31097300110000
US SALT 67
US SALT LLC
31097300050000
WELL 58
US SALT LLC
31097214670000
US SALT 69
US SALT LLC
31097300100000
WELL 65
US SALT LLC
31097265110000
AKZO 48
US SALT LLC
31097612040000
WELL 55
US SALT LLC
31097125480000
US SALT WELL #47
US SALT LLC
31097612030002
740'
375'
585'
2,018'
1,018'
813'
726'
364'
349'
A
A'
1,000'
500'
0'
-500'
-1,000'
-1,500'
-2,000'
-2,500'
ELEV. (AMSL)
TULLY LS
ONONDAGA LS
TOP OF F6/
TOP OF SYRACUSE FM
TOP OF F5
TOP OF F4
TOP OF F3
BOTTOM OF SYRACUSE FM

A
WELL 61
WELL 63
WELL 71
WELL 67
WELL 58
WELL 69
WELL 65
WELL 48
WELL 55
A'
WELL 47
Wells
Caverns in North Brine Field
Caverns in South Brine Field
Proposed Caverns
Caverns Plugged & Abandoned
US Salt Property
Mineral Rights Only

USSA25007 11/3/2025

Figure 6‑2. Cross Section (A-A’) of the Property Showing the General Depth and Behavior of the Syracuse Formation.

/	Deposition occurs in a marginal marine basin.
/	Deposition often occurs coincident with local or regional subsidence.
/	Host rocks are primarily anhydrite with some limestone, shale, and/or dolomite.
/	The ore mineralogy is typically halite with thinly interlaminated anhydrite.
Most of the world’s salt resources are extracted from these types of bedded deposits by both conventional and solution-mining methods. Conventional salt-mining methods involve either cut-and-blast mining, where explosives are used to break rock into larger lumps, or continuous mining, which extracts smaller salt pieces from underground deposits. Solution mining for salt is conducted by injecting water into the deposit to favorably dissolve halite. After time, the salt-bearing brine is recovered from the mine cavern and subsequently crystallized and refined into the preferred end-product. Because of the immense size of many salt deposits worldwide, a salt-processing facility may exploit a single deposit for decades. Salt has historically been used in manufacturing many industrial and commercial materials, including food-grade salt, animal feeds, and water softeners as well as a deicer.

Figure 6‑3. Stratigraphy of the Salina Group Divided Into Formations, Members, and Units (From Warren [2018]).

Figure 6‑4.	Illustration Showing Orientation and Abundance of Silurian and Devonian Structures Impacting Central New York (Modified From Trippi [2019]). The Property is denoted by a red star.

6.5	HYDROGEOLOGICAL CONSIDERATIONS
No formal hydrogeological mapping or modeling has been conducted on the Property. The near-surface groundwater table depths were measured by Lange and Mitchell [1981] to be 9 ft to 40 ft. Groundwater monitoring in observation wells is part of the quarterly reporting for the UIC permits to evaluate any cavern leakage. Seneca Lake is the point of discharge for groundwater.

7.0	EXPLORATION

7.1	EXPLORATION OTHER THAN DRILLING
No exploration other than drilling has been performed on the Property.

7.2	RECENT DRILLING PROGRAMS
Drilling at the Property has been ongoing since the early 1900s with many wells drilled as early as the 1970s still in current operation. While the status of these wells varies as to whether or not they are active, recovery only, or in observation, the Property is still being developed. Recent drilling activities have included the drilling and completion of Wells 69 and 70 in 2023 as well as Well 71, which was drilled and completed in late 2024.

Table 7-1 shows the wells that are in current operation in the North and South Brine Fields. The caverns developed in these brinefields were constructed by using a combination of drilling horizontal and vertical wells. The horizontal wells are drilled laterally into the lowest “D” salt member of the Syracuse Formation. This approach allows for solution mining to begin at the salts’ lowest point and begins to leach upward through the connected vertical well(s). Figure 7-1 shows a plan view map of the site with recent drillhole locations and other sampling.

Table 7‑1. Current Operating Wells at the Property
Injection Wells	Northing	Easting	Status	Layer	Year Drilled
WH47	878223.1	735777.1	Active/Solutioning	Syracuse Salt	1972
WH48	878655.3	735381.1	Active/Solutioning	Syracuse Salt	1972
WH50	878260.8	736266.1	Active/Solutioning	Syracuse Salt	1972
WH51	878373.9	736636.7	Active/Solutioning	Syracuse Salt	1972
WH55	878295.4	735435.1	Active/Solutioning	Syracuse Salt	1976
WH56	878212.3	735118.5	Active/Solutioning	Syracuse Salt	1977
WH60	882032.2	734769.5	Observation	Syracuse Salt	2003
WH61	883544.4	734636	Observation	Syracuse Salt	1999
WH62	883155	734661.2	Active/Solutioning	Syracuse Salt	2008
WH63	883102.7	735229.4	Recovery Only	Syracuse Salt	2012
WH64	883604.8	735131	Active (Brine)	Syracuse Salt	2012
WH65	879172.6	734861.6	Recovery Only	Syracuse Salt	2013
WH66	879126.4	735302.6	Active/Solutioning	Syracuse Salt	2019
WH67	882437.1	734698.7	Active/Solutioning	Syracuse Salt	2019
WH68	882350.8	735193.4	Active/Solutioning	Syracuse Salt	2019
WH69	880080.2	734889.8	Drilled (Completed)	Syracuse Salt	2023
WH70	880101.3	734890.1	Drilled (Completed)	Syracuse Salt	2023
WH71	882791.8	735196.9	Drilled (Completed)	Syracuse Salt	2024

WH61
WH64
WH62
WH63
WH71
WH67
WH68
WH60
WH58
WH70
WH69
WH65
WH66
14
WH48
WH55
WH47
WH 51
WH56
WH 50
SCHUYLER COUNTY
Seneca Lake
882000
880000
878000
876000
874000
872000
ON
QC
VT
NH
Buffalo
Syracuse
New York
Albany
MA
CT
PA
New York
US Salt Property
Mineral Rights Only
Operating Wells
US Highway
Local Road
New York State, Earthstar Geographics, Esri, TomTom North America, Inc., Sources: Esri, U.S. Department of Commerce, Census Bureau; U.S. Department of Commerce (DOC), National Oceanic and Atmospheric Administration (NOAA), National Ocean Service (NOS), National Geodetic Survey (NGS)
NAD 1983 StatePlane New York Central FIPS 3102 Feet

USSA25008 11/10/2025

Feet 0 1,500
Meters 0 500

Figure 7‑1. Recent Drillhole Locations.

7.3	GEOLOGICAL INFORMATION
During drilling operations, wellsite geologists capture, clean, and describe cuttings material on a 10-ft sampling interval. To preserve cuttings material with water-soluble properties, brine-based mud with gel and polymer additives are used to circulate rock cuttings to surface. Exceptions to this drilling medium include during the surface and production sections of a hole, which have been drilled using pressurized air.

7.4	HYDROGEOLOGY INFORMATION
No hydrogeologic studies have been conducted on the Property.

7.5	GEOTECHNICAL INFORMATION
Fernandez [2011] completed a geotechnical study to evaluate the minimum pillar distance between cavern wells and the maximum allowable cavern diameter. The geotechnical study was completed to develop a response to the NYDEC concerning long-term operating stability of brinefields. The results of the geotechnical study recommended a maximum cavern diameter of 350 ft, a 60-ft web between caverns, and a top-of-salt offset of at least 25 ft.

7.6	DESCRIPTION OF RELEVANT EXPLORATION DATA
Exploration occurs when a new cavern is drilled. During drilling, well logging, mud logging, deviation surveys, and gamma surveys are completed.

Drilling records from offset wells and previous cavern developments provide critical insights into the subsurface conditions and operational risks. If mud logs are generated from on-site mudloggers, insight into any loss circulation zones and drilling performance data (e.g., rate of penetration, and torque and drag) can help delineate potential risks that may develop while drilling the overburden.

Casing and cement records such as cement bond logs provide context for well integrity and ensure that risk zones are properly isolated. Geophysical logs ran after the drilling has been completed aid in characterizing the salt formation and overlying strata. Geophysical logs (e.g., gamma ray, caliper, resistivity, sonic and density, and neutron porosity) also aid in identifying potential nonsoluble layers that lie within the salt, similar to what is seen in the Syracuse Formation that separate key salt layers at Watkins Glen.

8.0	SAMPLE PREPARATION, ANALYSES AND SECURITY

An on-site chemistry testing laboratory samples the incoming brine and product quality. Gamma logs are used to determine salt bed quality and thickness during drilling. Sampling of the salt via core drilling and laboratory geochemical analysis has not been required to establish the quality of the salt deposit.

8.1	SAMPLE PREPARATION AND ANALYSIS
The incoming brine and brine pond is sampled regularly for chlorine demand, salinity, alkalinity, pH, total hardness, calcium, magnesium, and sulfates using standard test procedures.

8.2	QUALIFIED PERSON OPINION ON ADEQUACY OF SAMPLE PREPARATION
Based on the extensive history of successful commercial NaCl production from the salt deposit, sampling is not necessary to establish the Mineral Resource and Mineral Reserve. In the opinion of the QP, monitoring of the incoming brine for quality parameters provides an adequate indirect measurement of the quality of the salt deposit, which is further verified through laboratory analysis of the produced product.

9.0	DATA VERIFICATION

9.1	SONAR SCANS
Sonar scans are completed for operating caverns throughout their production life to estimate the dimensions, gallery volume, and proximity to adjacent galleries. The scans include the structural top and bottom and lateral extents of the cavern void interval and thickness. The sonar scans were reviewed and cavern position in the salt structure assessed to determine the depletion for the Mineral reserve. An example of a surveyed cavern geometry from Well 68 is provided in Figure 9-1 and illustrates the measurements of the cavern walls, roof, and floor from the central well axis.

Figure 9‑1. Sonar of Well 68.

9.2	WIRELINE LOGS
Wireline logging plays a critical role in verifying subsurface geological data while developing salt caverns, particularly in confirming the accuracy of formation tops and identifying nonsalt interbeds. High-resolution logs, such as gamma ray, resistivity, and sonic, provide in situ measurements that complement and validate data obtained from drilling and coring. In salt cavern applications, these logs are essential for delineating the boundaries between halite and surrounding lithologies and detecting thin interbedded anhydrite, shale, or other nonsoluble layers that may not be evident from cuttings alone.

9.3	PRODUCT QUALITY ASSURANCE
US Salt’s core practices related to product specifications, quality testing protocols, grain size, purity standards, and packaging requirements are outlined in Standard Operating Procedures and Test Procedures. The laboratory carries a series of food grade certifications, including the U.S. Food and Drug Administration, AIB International Certification, SAFE Food for Canadians License, and New York Department of Health.

9.3.1	PURITY AND SPECIFICATIONS
The plant produces food-grade (≥99.6 percent sodium chloride) and ultra-purified (≥99.9 percent sodium chloride) evaporated salt. Sodium chloride products are manufactured to meet stringent pharmacopoeia and industry standards (United States Pharmacopeia [USP], European Pharmacopoeia [EP], Japanese Pharmacopoeia [JP], and Food Chemical Codex [FCC]).

9.3.2	GRAIN-SIZE SPECIFICATIONS
Products are available in multiple grades and particle-size ranges to support different applications. Sieve analysis is routinely performed to confirm compliance with defined grain-size distributions. Grain sizes range from extra-fine (<300 micron [µm] for pharmaceutical applications) to coarse (up to 5 millimeters [mm] for industrial use).

9.3.3	QUALITY TESTING PROTOCOLS
Quality control follows documented Standard Operating Procedures approved by Quality Assurance and Plant Management. Protocols include in-process controls for alkalinity, hardness, and purity, as well as validation of grain size and packaging integrity.

9.3.4	OVERSIGHT AND COMPLIANCE
Oversight is provided through annual product quality reviews, quarterly management reviews, Hazard Analysis and Critical Control Points team assessments, and internal audits. Corrective actions are documented, tracked, and implemented to ensure continuous compliance with applicable standards.

9.3.5	PRODUCT GRADE COMPARISON
Table 9-1 provides a comparison of key product grades, including their typical purity, grain-size ranges, and packaging formats.

Table 9‑1. Product Grade Comparison
Product Grade	Purity (% NaCl )	Typical Grain Size	Common Packaging
Extra-Fine/USP	≥99.9	<300 µm	Bulk, sterile containers, small retail packs
Food Grade Fine	≥99.6	300–600 µm	50- and 80-pound bags, cartons, canisters
Food Grade Coarse	≥99.6	600 µm–2 mm	50- and 80-pound bags, retail packaging

9.4	OPINION OF THE QUALIFIED PERSON ON DATA ADEQUACY
US Salt produces the products as planned from the brinefield, which successfully demonstrates the accuracy and adequacy of the data. RESPEC QPs reviewed the quality dataset from the facility and brinefield management and opine that the site is expected to maintain high-quality salt production through the 40-year mine plan.

10.0	MINERAL PROCESSING AND METALLURGICAL TESTING

The process operations at the Property include solution mining, mechanical evaporation, drying, sizing, and packaging. No substantial processing and metallurgical testing are known to have been undertaken in the plant design. The plant has operated successfully and performed the required functions for more than 130 years.

10.1	NATURE AND EXTENT
Salt production consists of products for food, industrial, pharmaceutical, textiles, and water. The on-site analytical laboratory samples the products regularly and systematically to verify compliance with product standards and necessary specifications of the incoming brine from the wellfield and the produced products.

10.2	SAMPLING REPRESENTATION AND LABORATORIES
Samples from in-use brine wells are collected bimonthly for laboratory analysis of key parameters as a means of monitoring the quality of brine coming into the plant for evaporation. US Salt Test Procedure TP 309 is used for the laboratory analysis. In-process sampling from the production process is considered to represent the salt deposit quality.

Brine sampling and testing are performed internally. The on-site laboratory is certified as an Environmental Laboratory in conformance with the National Environmental Laboratory Accreditation Conference Standards. Additional sampling from the normal production process follows industry-standard practices for quality assurance and control.

10.3	PROCESS EVALUATION
A processing capacity increase study was undertaken in 2025 by US Salt. The current production rate and system performance on both Train A and Train B Multiple Effect Evaporator (MEE) systems were evaluated to establish a design basis. The rated capacities for the system and equipment were determined by evaluating a Heat and Material Balance (HMB) under the following constraints: vapor body sizing, heater surface area, back pressure on the steam generators, cooling water supply, flow rate, and temperature. The current operation was evaluated to confirm the HMB by measuring steam flow and operating pressures for each constraint.

10.4	RECOVERY ASSUMPTIONS
Recovery has historically been consistently high and is indicative of the deposit characteristics. Saturated brine enters the plant and NaCl products are processed by extracting the dissolved NaCl from the brine. Two loss points occur within the processing circuit: blowdown water that returns to the lake and evaporation pan bleeds. Products that fail quality specifications are disposed of, transported off site, or dissolved back into the intake brine stream. Recovery has averaged greater than 97 percent year-over-year.

10.5	ADEQUACY OF DATA
The QP opines that the laboratory sampling results are adequate, align with industry standards, and meet standard business requirements.

11.0	MINERAL RESOURCE ESTIMATES

11.1	KEY ASSUMPTIONS, PARAMETERS AND METHODS
A geologic database created from solution-well data was used to develop a Resource model in AutoCAD/Carlson. Mineral Resource boundaries were developed based on property boundaries and mineral rights. Salt and nonsalt volumes were quantified within the Mineral Resource boundaries for the Resource model. Relevant factors and conversions were applied to the quantified volumes to determine the Mineral Resources for the Property. Mineral Reserves were deducted from Mineral Resources for reporting.

The geologic database was created by compiling data from 23 wells. The data included the top and bottom elevations of F Salt and D Salt beds, and the nonsalt interbeds. Salt beds were identified by their consistent thickness and elevations throughout the compiled data points. The geologic model was imported to AutoCAD/Carlson, and grid files for the salt and nonsalt interbeds were used to create a Resource Model. Table 11-1 details the factors and parameters used to analyze the data and create the grids used for the Resource model. The specifications of the grids are detailed in Table 11-2.

Table 11‑1. Geologic Modeling Factors and Parameters
Geologic Modeling Factor	Parameter
Interpolation Method	Inverse Distance Squared
Resolution	30 ft × 30 ft
Minimum Quadrant	1
Maximum Quadrant	25
Maximum Samples	25
Search Radius	9,000 ft

11.1.1	RESOURCE CLASSIFICATION CRITERIA

11.1.1.1	GEOLOGIC CONFIDENCE
Mineral Resource boundaries were created by compiling property boundaries and mineral rights boundaries. A 50-ft offset was applied to the overall resulting boundary. The area known to be sterilized by historical cavern solution mining was removed from the Resource boundary. The resulting Resource boundary was then delineated into different Resource classifications based on the radius of influence (ROI) determined by the QP, which was established based on the geologic confidence for each of the 23 wells from the geologic model. Material within 3,280 ft of a well was classified as a Measured Resource, material between 3,280 ft and 8,000 ft of a well was classified as an Indicated Resource, and material within the overall Resource Boundary but beyond 8,000 ft of a well was classified as an Inferred Resource. Currently, no material is classified as Inferred Resources. The F Salt, D Salt, and nonsalt interbed volumes were quantified within each Resource classification boundary.

Table 11‑2. Average Strata Thickness and Bottom Elevation from Geologic Model
Strata	Bed	Elevation (ft)	Key THICK (ft)	Non-Key THICK (ft)
SALT1	F Salt	–1,518.12	179
SALT2 OVB	Interbed	–1,560.91		43
SALT2	F Salt	–1,622.88	62
SAL3 OVB	Interbed	–1,674.05		51
SALT3	F Salt	–1,712.17	38
SALT4 OVB	Interbed	-–1,727.87		16
SALT4	F Salt	–1,789.38	61
SALT5 OVB	Interbed	–1,880.00		91
SALT5	D Salt	–1,886.00	6
SALT6 OVB	Interbed	–1,894.00		8
SALT6	D Salt	–1,903.00	9
SALT7 OVB	Interbed	–1,947.00		44
SALT7	D Salt	–1,995.00	48
SALT00	Interbed	–2,080.57	87

11.1.1.2	MINE PLAN
The current 40-year mine plan is substantiated by feasible mining logistics and a positive economic cashflow. The material corresponding to the mine plan is classified as a Reserve, and the material not detailed in the mine plan is classified as a Resource, regardless of its location with respect to the geologic model and established ROIs.

11.1.1.3	MINING METHOD
The mine plan details the use of caverns to solution mine the salt deposit. The material within the caverns is classified as a Reserve. Because of the actual conditions created by the established mine plan, the area surrounding the Reserve caverns must be considered sterilized and excluded from Resources, even though the material will not be mined. No logistical or economical way exists to mine the salt beds left behind after the mine plan caverns and galleries are completed.

11.1.2	MARKET PRICE
Evaluation pricing is determined based on the 3-year average actual sales price for the blended products. The price selected for the cash flow analysis is $304 per ton FOB plant in Year 2026 and escalates for 5 years to account for product mix targets. A price of $358 per ton is then held constant from Years 2030 to 2065. Pricing is established through annual line reviews and competitive bids that set customer-specific price lists by item and ship-to location.

11.1.3	CUT-OFF GRADE
In salt solution mining, a cutoff may be stratigraphic rather than a cut-off grade with the contacts between rock types defining the mining limits. Rock mechanics and safety constraints contribute to what portion of a mineralized section is mined. Solution-mining operations are less constrained by the occurrence of mud seams or limited by mining machine dimensions to zones of highest grade and stability. Insolubles will largely remain as they settle out in the cavern, and the NaCl concentration in the return brines will depend on operation practices (e.g., the introduced brine temperature and flow rate). Published data on mining methods, room-and-pillar sizes, and extraction rates exist for conventional mines that have had a long, successful operating life, and these articles can be referenced when suggesting a conventional mining operation. Data does not exist for an operating salt-solution mine, however, and solution-mining methods are unique to site-specific geology, deposit, and Resource. In this case, the cut-off is the operational offset from the top of the salt, which is 40 ft.

11.1.4	SUMMARY OF PARAMETERS
Key assumptions and parameters applied to estimate Mineral Resources as modifying factors are included in Table 11-3.

Table 11‑3. Parameter Assumptions
Modifying Factor	Parameter
Proximity to Sample Point or Radius of Influence – Inferred	>8,000 ft
Proximity to Sample Point or Radius of Influence – Indicated	3,280–8,000 ft
Proximity to Sample Point or Radius of Influence – Measured	<3,280 ft
Cut-Off Grade	Not applicable for solution mining
Top-of-Salt Cutoff	40 ft
Deleterious Mineral Content
Property Offset (include slopes if applicable)	50 ft
Mineability	Reasonably expected to be feasible to mine

11.2	MINERAL RESOURCE STATEMENT
Table 11-4 lists the estimated Measured, Indicated, and Inferred Mineral in-place Resources for the Property effective June 1, 2025. The estimates were derived by applying the Resource parameters to the geologic model created from the solution-well data. Figure 11-1 shows the Mineral Resource classifications assigned.

11.3	GEOLOGIC UNCERTAINTY
Resource geology modeling is primarily derived from wireline “triple combo” open-hole logs of the Syracuse Formation performed during well drilling. These logs included gamma ray, gamma ray density, resistivity, photoelectric effect, and neutron porosity curves that provide clear indications and good vertical resolution of salt in the interbedded mineralogy. Mud logging is also performed on cuttings circulated from the wellbore during drilling and provide mineralogic information in lateral and bottom hole zones unreachable by wireline tools, albeit with lower certainty of depth and composition. Deviation logs accurately locate the downhole location of logged minerals and wellbore paths.

Table 11‑4.	Summary of US Salt Mineral Resources, Exclusive of Mineral Reserves, Effective June 1, 2025, Based on a Blended Product Sale Price of 304 $/Ton Free-on-Board Plant
Resource Classification(a)	Area (ft2)	Average Total Unit Thickness (ft)	Average Total Salt Thickness (ft)	Average Total Nonsalt Interbed Thickness (ft)	Halite Grade of Unit (%)	Halite(b)(c)(d)(e)(f) (Mt)
Measured Resources
F Salt	4,100,000	456	342	114	75	95.1
D Salt	4,100,000	286	149	138	52	41.3
Indicated Resources
F Salt	910,000	457	347	110	76	21.4
D Salt	910,000	274	143	132	52	8.8
Measured + Indicated Resources
F Salt	5,010,000	456	343	113	75	116.4
D Salt	5,010,000	284	148	137	52	50.1
(a)
Measured resources are within 3,280 ft of a drillhole, Indicated Resources are further than 3,280 ft but within 8,200 ft of a drillhole. Resources farther than 8,200 ft from a drillhole or active mine face are considered Inferred Resources.

(b)	Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability.
(c)	Estimates have been rounded to reflect the relative accuracy of the estimates.
(d)	Halite density of 0.06775 tons per cubic foot (t/ft3).
(e)	No factor was applied for the 97 percent process recovery.
(f)	Mineral Resources are reported exclusive of Mineral Reserves on a 100 percent basis.

Robust wireline logs indicating salt were identified for Wells 47, 63, 64, 67, 68, 69, 70, and 71. Because these logs are obtained during drilling and cannot pass into highly deviated or lateral well sections, the logged intervals do not reach final well total depth; thus, geologic uncertainty increases with depth. Therefore, the F Salts are well characterized from these logs and consistent across the north-south breadth of the Property. The D Salts are only partially characterized by wireline logs from Wells 47, 63, and 64; mud logging from Wells 69 and 70; and gamma ray logging while drilling obtained in the lateral section of Well 70. Wells rarely penetrate the bottom of the salt into the Vernon shale, so the reported bottom of salt within this TRS is conservative.

11.4	OPINION OF THE QUALIFIED PERSON
The Property has produced salt from solution-mined wells since the late-1800s and continues sustained production at economical rates. Drilling, completion, and operation of solution-mined wells and galleries throughout the Property have demonstrated the vertical and lateral continuity of the thickness and grade of the salt deposit, which have provided sufficient geologic confidence for the material to be classified as Measured and Indicated across the extents of the Property. Drilling of future production wells away from the currently mined galleries in the central portion of the Property will provide increased geological confidence while the mining footprint is expanded.

885000
880000
875000
WH61
WH64
WH62
WH63
WH71
WH67
WH68
WH60
WH58
WH70
WH69
WH65
WH66
WH48
WH55
WH47
WH51
WH56
WH50
US Salt Property
Mineral Rights Only
Operating Wells
Measured
Indicated
© 2025 Microsoft Corporation © 2025 Maxar © CNES (2025) Distribution Airbus DS
NAD 1983 State Plane New York Central FIPS 3102 Feet
USSA25009 11/11/2025
Feet 0 1,000 2,000

Figure 11‑1. Mineral Resource Map Shown Exclusive of Mineral Reserves.

12.0	MINERAL RESERVES ESTIMATES

12.1	KEY ASSUMPTIONS, PARAMETERS, AND METHODS
From the basis of the Mineral Resource, the Measured and Indicated Resources are converted into Proven and Probable Reserves by applying a detailed 40-year mine plan. The modifying factors are listed in Table 12-1.

Table 12‑1. Modifying Factors
Modifying Factor	Parameter
Proximity to Sample Point or Radius of Influence AND Material Extraction Reasonably Detailed in Current Mine Plan – Probable	3,280–8,000 ft
Proximity to Sample Point or Radius of Influence AND Material Extraction Reasonably Detailed in Current Mine Plan – Proven	<3,280 ft
Cut-off Grade	Not applicable for solution mining
Deleterious Mineral Content	15%
Roof Salt	40 ft
Cavern Diameter	300 ft
Property Offset	50 ft
Salt Web Separation Between Caverns	60 ft
Cavern Geometry Factor	25%
Mineability	Reasonably expected to be feasible to mine

12.2	MINERAL RESERVES ESTIMATE
A Reserve model was created using the grids from the Resource model with one exception: the grid file for the topmost salt bed Resource was modified to be 40 ft lower to account for leaving 40 ft of salt in the roof of each cavern. The Reserve model was used to create the detailed mine plan within the mineable boundary. The mine plan was dictated by the technical feasibility of mining the Reserves. The mine plan, illustrated in Figure 12-1 and discussed in Chapter 13.0, is sequenced over the next 40 years for the North and South Brine Fields. The Proven and Probable Reserves are included in Table 12-2 and shown on Figure 12-1.

12.3	QUALIFIED PERSON’S OPINION OF RISK FACTORS
Mineral Reserves are an estimate from sparse data sampling points in a geologic setting that can be highly variable. The risk of material changes to the geologic interpretation is tempered by applying the long history of mining in this deposit. Costs are subject to impact by the broader economy. A change in rules or regulations can result in unanticipated cost increases.

Table 12‑2.	Summary of US Salt Mineral Reserves Effective June 1, 2025, Based on a Sale Price of 304 $/Ton Free-on-Board Plant

Reserve Classification(a)	Area (ft2)	Average Total Unit Thickness (ft)	Average Total Salt Thickness (ft)	Average Total Nonsalt Interbed Thickness (ft)	Salt Grade of Unit (%)	Insolubles Factor (%)	Cavern Geometry Factor (%)	Extracted Salt(b)(c)(d) (Mt)
Proven Reserves
F Salt	2,620,000	451	302	149	67	15	25	17.0
D Salt	2,620,000	289	149	140	52	15	25	9.4
Probable Reserves
F Salt	—	—	—	—	—	—	—	—
D Salt	—	—	—	—	—	—	—	—
Proven + Probable Reserves
F Salt	2,620,000	451	302	149	67	15	25	17.0
D Salt	2,620,000	289	149	140	52	15	25	9.4
(a)	Proven Reserves are within 3,280 ft of a drillhole or active mine face and Probable Reserves are farther than 3,280 ft but within 8,200 ft of a drillhole or well.
(b)	Reserves are reported as extracted halite from the deposit. No processing factors were applied.
(c)	Estimates have been rounded to reflect the relative accuracy of the estimates.
(d)	Extracted halite density was estimated at 0.05791 tons/ft3.

WELL 61
P2
P1
WELL 62
WELL 63
O2
O1
WELL 71
WELL 67
N2
WELL 68
N1
WELL 50
R2
Q2
Q1
R1
WELL 70
S2
WELL 69
WELL 65
WELL 66
WELL 48
WELL 55
WELL 51
U2
U3
U4
U1
WELL 56
WELL 47
WELL 50
T3
T2
T1
T4
885000
880000
875000
US Salt Property
Mineral Rights Only
UG Pipeline
Proven Reserves—Active Caverns
Proven Reserves—Planned Caverns
© 2025 Microsoft Corporation © 2025 Maxar © CNES (2025) Distribution Airbus DS
NAD 1983 State Plane New York Central FIPS 3102 Feet
USSA25011 11/10/2025
Feet
0
1,000
2,000

Figure 12‑1. Reserves Map Showing Proven and Probable Mineral Reserves.

13.0	MINING METHODS

The process of solution mining and recovery of the NaCl contained in the salt is achieved through the injection and extraction fluids that are continuously moving through the system. The brinefield is separated into two individual pipeline circuits that are referred to as the North and South Brine Fields. Each field is used for a different salt-production purpose. The separation of the north and south field is a logistical arrangement and not driven by salt-deposit quality. The following describes the overall solution-mining process for the Property:

1.	Fresh water is extracted from Seneca Lake and injected into the North Brine Field galleries.

2.	The fresh water dissolves salt and produces a high-quality NaCl brine that is referred to as purity brine.

3.	The purity brine is then pumped to the evaporation plant where the brine is chemically treated with soda ash and caustic soda to remove insoluble materials and contaminants.

4.	The treated purity brine is then pumped to the evaporators.

5.	After evaporation, the concentrated salt slurry is centrifuged, dried, and packaged for the end user.

6.	After evaporation, some brine remains with low levels of contaminants (e.g., calcium and bromide). This brine is referred to as weak brine.

7.	The weak brine is then mixed with makeup fresh water from Seneca Lake and pumped to the South Brine Field galleries.

8.	After the weak brine is injected into the South Brine Field galleries, the contaminants are diluted, and any insoluble materials drop out in the caverns. The brine becomes saturated with NaCl again.

9.
The brine is then pumped to a brine pond that serves as a temporary holding tank before being pumped back to the evaporation plant, where the brine is evaporated in separate evaporation trains to produce food-grade salt.

10.
The leftover weak brine from the food-grade salt evaporation is combined with the weak brine from the purity-grade evaporation before reentering the South Brine Field circuit, which continues the cycle.

The process of recirculating weak and contaminated brine through the galleries is a common practice for solution-mining facilities. The brine quality appears to be nearly 100 percent NaCl-saturated with an impurity content that averages approximately 80 milliequivalent per liter (meq/L) of calcium, 100 meq/L of sulfate, and 40 meq/L of magnesium, which is in the typical range for solution-mining salt facilities. Caustic soda and soda ash are primarily used to treat the incoming brine and remove impurities. US Salt reports that only 0.23 percent of the produced salt does not meet quality specifications. The salts that do not meet specifications can be redissolved and injected or donated locally.

13.1	GEOTECHNICAL AND HYDROLOGIC CONSIDERATION
Cavern design parameters assume a 300-ft cavern design diameter, a minimum 60-ft salt pillar width (minimum cavern-to-cavern wall distance), and 40 ft of salt between the cavern roof and top of salt (minimum roof salt thickness). These parameters accommodate the limits determined in the most recent geotechnical study performed for the property completed by Fernandez [2011], which recommended a maximum cavern diameter of 350 ft, minimum pillar width of 60 ft, and minimum roof salt thickness of 25 ft.

Caverns are monitored by wireline logging, Mechanical Integrity Tests (MIT), and surface subsidence measurement. Wireline logging includes gamma ray density logging, temperature logging, and sonar surveying. Logging is performed as-needed based on gallery configuration, injection over time, and previous cavern dimensions but targets a 5-year interval. MITs are performed every 5 years on all open wells using a water-brine interface test method. Testing is performed at 10 percent above the permitted maximum injection pressure for each field and must not exceed a 5 percent pressure drop in 1 hour to demonstrate mechanical integrity. Surface subsidence is measured every 5 years by a level survey across a network of survey points, including infrastructure, survey benchmarks, and wellheads. The most recent survey, conducted in 2023, indicated a maximum subsidence rate of approximately 0.21 inch per year from the previous 2018 survey.

No hydrogeological studies for the Property are known to have been completed; however, regular groundwater monitoring is performed and submitted quarterly to the U.S. Environmental Protection Agency (EPA). Samples are taken from Observation Well 35 and Observation Well 62 and analyzed for pH, temperature, sodium concentration, chloride concentration, and total dissolved solids. Well surface and production casings are set and cemented in accordance with the Property’s EPA permit requirements to protect Underground Sources of Drinking Water (USDW) and the lower portions of Seneca Lake from brine migration along well paths.

13.2	MINE OPERATING PARAMETERS
Development for solution wells include extending the pipelines for the injection and extraction brine along with the associated booster pumps with electricity as needed, drill pads, and access roads. Pipelines typically follow access roads for ease of construction and inspection. Well galleries comprise two or more wells, with galleries typically beginning with a vertical well drilled to the lower D salts and an offset directional well that enters the salt hundreds of feet away from the vertical well and turns to run laterally in the lower D salts to intersect with the vertical well(s). This solution-mining scheme is depicted in Figure 13-1. Additional vertical wells are drilled to intersect the lateral segment where cavern spacing permits, as illustrated with Well S2 in Figure 13-1. Blanket material is not used to control upward solution mining; rather, the injection depth is selected relative to nonsalt interbeds, and the insoluble zones are used to arrest vertical mining and achieve the 300-ft cavern design diameter.

US SALT 70 (GL: 819')
S2 (NOT DRILLED YET)
US SALT 69 (GL: 819')
WELL 70
S2
WELL 69
638'
638'
VIEW LOOKING NORTH
Top of Salt
F BED SALTS
D BED SALTS
Bottom of Salt

FOR ILLUSTRATION ONLY; NOT TO SCALE

USSA25020 11/10/2025

Figure 13‑1. Solution-Mining Production Process.

Freshwater injection into the salt bed dissolves the salt and leaves the insoluble materials in the cavern. Very minute clay like particles that do not settle in the cavern or other soluble ions (e.g., sulphates and calcium) are removed in the pretreatment stage by using soda ash and caustic soda. The brine that enters the plant is over 95 percent saturated with NaCl. Dilution is not considered in solution mining. The mining recovery is considered to be 40 percent across the entire cavern interval, inclusive of salt and nonsalt beds, because portions of the nonsalt beds contain NaCl that is dissolved during the mining process. This estimate is reinforced by mining recorded and observed in Well 68. As of June 1, 2025, Well 68 produced approximately 708,000 tons of salt, with approximately 156,000 tons of salt remaining around the cavern to be extracted for a projected total of 864,000 minable tons. This amount is within 7 percent of the total 921,000-ton salt Reserve estimated for Well 68’s cavern interval, assuming a 40 percent recovery.

Current annual production from both brinefields totals approximately 412,000 tons of product per year over the past 3 years. The 2025 production is expected to be 450,000 tons. Product is forecasted to increase yearly until 2030 to reach a target annual production of approximately 518,000 tons. This production is assumed to be split evenly between the North and South Brine Fields for future mine planning.

13.3	MINING PLAN
The 40-year mining plan is shown in Figure 13-2. Mining is advanced in both the North and South Brine Fields with brine production delivered to the plant at a rate of 50 percent of the total production from each field. In year 2049, the South Brine Field pipeline will need to be extended under the four-lane state highway NY 14. With that extension west of the highway, a new pumping station will be required along with a power line extension. The sequence of cavern development, plugging and abandonment, and mining is listed in tabular format by year in Tables 13-1 and 13-2 for the North and South Brine Fields, respectively. Final solution-mined gallery limits following this mining plan are illustrated in Figure 13-3. Newly drilled production galleries are scheduled to overlap primary injection for the first 2 years of use with the previous production gallery to ramp injection rates while maintaining full saturation. Backup status galleries are used to supplement production during work on primary gallery wells. Once two galleries are in backup status to a new primary injection gallery, the older backup gallery is plugged and abandoned.

13.4	MINE PLANT, EQUIPMENT, AND PERSONNEL
The solution-mining equipment includes the wells, wellheads, pipelines to and from the plant, brine pond, brine storage tanks, pressure and flow monitoring equipment, and associated pumps to move the weak brine from the plant to the South Brine Field or to move the water from Seneca Lake to the injection at the North Brine Field.

The mine operates 24 hours a day on a 7-day-a-week, 8-hour-shift basis for a scheduled 8,440 hours per year. Approximately 206 employees currently support operations across the wellfield, plant, and management and administrative functions. Brinefield management is overseen by operations, and environment, health, and safety (EHS) managers. Major or specialized work in the brinefield is performed by contractors, while basic maintenance of roadways, pipelines, wellheads, meters, and equipment is handled by brinefield maintenance workers.

732000
733000
885000
880000
875000
WELL 61
P2
P1
WELL 62
WELL 63
O2
O1
WELL 71
N2
WELL 67
WELL 68
N1
WELL 60
R2
R3
Q2
Q1
R1
WELL 70
S2
WELL 69
WELL 65
WELL 66
WELL 48
WELL 55
WELL 51
U2
U3
U4
U1
WELL 56
WELL 47
WELL 50
T1
T4
T3
T2
US Salt Property
Mineral Rights Only
Proven Reserves—Active Caverns
Cavern Development Phase
(Reserves—Planned)
© 2025 Microsoft Corporation © 2025 Maxar © CNES (2025) Distribution Airbus DS
NAD 1983 State Plane New York Central FIPS 3102 Feet
USSA25012 11/11/2025
Feet
0
1,000
2,000

Figure 13‑2. Mine Plan Timing.

Table 13‑1. North Brine Field 40-Year Cavern Well Development Sequence (Page 1 of 2)
Year	Projected Annual Production (tons)	Cavern Identifier and Projected Status(a)(b)(c)
2026	225,263	60	61	62	67	63	68	71	N1	N2
2027	239,144	60	61	62	67	63	68	71	N1	N2
2028	245,785	–	–	–	–	63	68	71	N1	N2
2029	252,638	–	–	–	–	63	68	71	N1	N2
2030	259,709	–	–	–	–	63	68	71	N1	N2
2031	267,008	–	–	–	–	63	68	71	N1	N2
2032	267,008	–	–	–	–	63	68	71	N1	N2	O1	O2
2033	267,008	–	–	–	–	63	68	71	N1	N2	O1	O2
2034	267,008	–	–	–	–	–	–	–	N1	N2	O1	O2
2035	267,008	–	–	–	–	–	–	–	N1	N2	O1	O2
2036	267,008	–	–	–	–	–	–	–	N1	N2	O1	O2
2037	267,008	–	–	–	–	–	–	–	N1	N2	O1	O2
2038	267,008	–	–	–	–	–	–	–	N1	N2	O1	O2
2039	267,008	–	–	–	–	–	–	–	N1	N2	O1	O2
2040	267,008	–	–	–	–	–	–	–	N1	N2	O1	O2
2041	267,008	–	–	–	–	–	–	–	N1	N2	O1	O2	P1	P2
2042	267,008	–	–	–	–	–	–	–	N1	N2	O1	O2	P1	P2
2043	267,008	–	–	–	–	–	–	–	–	–	O1	O2	P1	P2
2044	267,008	–	–	–	–	–	–	–	–	–	O1	O2	P1	P2
2045	267,008	–	–	–	–	–	–	–	–	–	O1	O2	P1	P2
2046	267,008	–	–	–	–	–	–	–	–	–	O1	O2	P1	P2
2047	267,008	–	–	–	–	–	–	–	–	–	O1	O2	P1	P2
2048	267,008	–	–	–	–	–	–	–	–	–	O1	O2	P1	P2	Q1	Q2
2049	267,008	–	–	–	–	–	–	–	–	–	O1	O2	P1	P2	Q1	Q2
2050	267,008	–	–	–	–	–	–	–	–	–	–	–	P1	P2	Q1	Q2
2051	267,008	–	–	–	–	–	–	–	–	–	–	–	P1	P2	Q1	Q2
2052	267,008	–	–	–	–	–	–	–	–	–	–	–	P1	P2	Q1	Q2
2053	267,008	–	–	–	–	–	–	–	–	–	–	–	P1	P2	Q1	Q2
2054	267,008	–	–	–	–	–	–	–	–	–	–	–	P1	P2	Q1	Q2
2055	267,008	–	–	–	–	–	–	–	–	–	–	–	P1	P2	Q1	Q2
2056	267,008	–	–	–	–	–	–	–	–	–	–	–	P1	P2	Q1	Q2
2057	267,008	–	–	–	–	–	–	–	–	–	–	–	P1	P2	Q1	Q2	R1	R2
2058	267,008	–	–	–	–	–	–	–	–	–	–	–	P1	P2	Q1	Q2	R1	R2
2059	267,008	–	–	–	–	–	–	–	–	–	–	–	–	–	Q1	Q2	R1	R2
2060	267,008	–	–	–	–	–	–	–	–	–	–	–	–	–	Q1	Q2	R1	R2
2061	267,008	–	–	–	–	–	–	–	–	–	–	–	–	–	Q1	Q2	R1	R2

Table 13‑1. North Brine Field 40-Year Cavern Well Development Sequence (Page 2 of 2)
Year	Projected Annual Production (tons)	Cavern Identifier and Projected Status(a)(b)(c)
2062	267,008	–	–	–	–	–	–	–	–	–	–	–	–	–	Q1	Q2	R1	R2
2063	267,008	–	–	–	–	–	–	–	–	–	–	–	–	–	Q1	Q2	R1	R2
2064	267,008	–	–	–	–	–	–	–	–	–	–	–	–	–	Q1	Q2	R1	R2
2065	267,008	–	–	–	–	–	–	–	–	–	–	–	–	–	Q1	Q2	R1	R2
(a)	Black identifier indicates the caverns are used as the primary production gallery during that year.
(b)	Red identifier indicates the cavern is used as a backup production gallery during that year.
(c)	(–) indicates the cavern has been plugged and abandoned.

Table 13‑2. South Brine Field 40-Year Cavern Well Development Sequence (Page 1 of 2)
Year	Projected Annual Production (tons)	Cavern Identifier and Projected Status(a)(b)(c)
2026	225,263	47	48	50	51	55	56	69	70
2027	239,144	47	48	50	51	55	56	69	70
2028	245,785	47	48	50	51	55	56	69	70
2029	252,638	47	48	50	51	55	56	69	70
2030	259,709	47	48	50	51	55	56	69	70	S2
2031	267,008	47	48	50	51	55	56	69	70	S2
2032	267,008	47	48	50	51	55	56	69	70	S2
2033	267,008	47	48	50	51	55	56	69	70	S2	T1	T2
2034	267,008	47	48	50	51	55	56	69	70	S2	T1	T2
2035	267,008	–	–	–	–	–	–	69	70	S2	T1	T2
2036	267,008	–	–	–	–	–	–	69	70	S2	T1	T2
2037	267,008	–	–	–	–	–	–	69	70	S2	T1	T2
2038	267,008	–	–	–	–	–	–	69	70	S2	T1	T2
2039	267,008	–	–	–	–	–	–	69	70	S2	T1	T2
2040	267,008	–	–	–	–	–	–	69	70	S2	T1	T2
2041	267,008	–	–	–	–	–	–	69	70	S2	T1	T2	T3
2042	267,008	–	–	–	–	–	–	69	70	S2	T1	T2	T3
2043	267,008	–	–	–	–	–	–	69	70	S2	T1	T2	T3
2044	267,008	–	–	–	–	–	–	69	70	S2	T1	T2	T3
2045	267,008	–	–	–	–	–	–	69	70	S2	T1	T2	T3	T4
2046	267,008	–	–	–	–	–	–	69	70	S2	T1	T2	T3	T4
2047	267,008	–	–	–	–	–	–	69	70	S2	T1	T2	T3	T4
2048	267,008	–	–	–	–	–	–	69	70	S2	T1	T2	T3	T4
2049	267,008	–	–	–	–	–	–	69	70	S2	T1	T2	T3	T4
2050	267,008	–	–	–	–	–	–	69	70	S2	T1	T2	T3	T4	U1	U2
2051	267,008	–	–	–	–	–	–	69	70	S2	T1	T2	T3	T4	U1	U2
2052	267,008	–	–	–	–	–	–	–	–	–	T1	T2	T3	T4	U1	U2
2053	267,008	–	–	–	–	–	–	–	–	–	T1	T2	T3	T4	U1	U2
2054	267,008	–	–	–	–	–	–	–	–	–	T1	T2	T3	T4	U1	U2
2055	267,008	–	–	–	–	–	–	–	–	–	T1	T2	T3	T4	U1	U2
2056	267,008	–	–	–	–	–	–	–	–	–	T1	T2	T3	T4	U1	U2
2057	267,008	–	–	–	–	–	–	–	–	–	T1	T2	T3	T4	U1	U2	U3
2058	267,008	–	–	–	–	–	–	–	–	–	T1	T2	T3	T4	U1	U2	U3
2059	267,008	–	–	–	–	–	–	–	–	–	T1	T2	T3	T4	U1	U2	U3
2060	267,008	–	–	–	–	–	–	–	–	–	T1	T2	T3	T4	U1	U2	U3

Table 13‑2. South Brine Field 40-Year Cavern Well Development Sequence (Page 2 of 2)
Year	Projected Annual Production (tons)	Cavern Identifier and Projected Status(a)(b)(c)
2061	267,008	–	–	–	–	–	–	–	–	–	T1	T2	T3	T4	U1	U2	U3	U4
2062	267,008	–	–	–	–	–	–	–	–	–	T1	T2	T3	T4	U1	U2	U3	U4
2063	267,008	–	–	–	–	–	–	–	–	–	T1	T2	T3	T4	U1	U2	U3	U4
2064	267,008	–	–	–	–	–	–	–	–	–	T1	T2	T3	T4	U1	U2	U3	U4
2065	267,008	–	–	–	–	–	–	–	–	–	T1	T2	T3	T4	U1	U2	U3	U4
(a)	Black identifier indicates the caverns are used as the primary production gallery during that year.
(b)	Red identifier indicates the cavern is used as a backup production gallery during that year.
(c)	(–) indicates the cavern has been plugged and abandoned.

WELL 61
P2
P1
WELL 62
WELL 63
O2
O1
WELL 71
WELL 67
N2
WELL 68
N1
WELL 60
R2
R3
Q2
Q1
R1
WELL 70
S2
WELL 69
WELL 65
WELL 66
WEST PUMP HOUSE
WELL 48
WELL 55
WELL 51
U2
U3
U4
U1
WELL 56
WELL 47
WELL 50
T1
T4
T3
T2
ROAD CROSSING
880000
875000
885000
US Salt Property
Mineral Rights Only
Measured
Indicated
Reserves—Active
Reserves—Planned
Water Pipelines
Brine Pipelines
Expansion Brine Pipelines
Expansion Water Pipelines
© 2025 Microsoft Corporation © 2025 Maxar © CNES (2025) Distribution Airbus DS
NAD 1983 State Plane New York Central FIPS 3102 Feet

USSA25013 11/11/2025

Feet 0 1,000 2,000

Figure 13‑3. Final Solution-Mining Gallery Limits.

14.0	PROCESSING AND RECOVERY METHODS

Processing and recovery of the NaCl products begin with delivering the solution-mined, NaCl‑saturated brine to the evaporation facility, which is referred to as the Refinery. The name plate capacity of the plant is 562,800 tons per year. The simplified flow process is shown in Figure 14-1.

Water
Weak Brine
"Purified" Green Brine
"Granulated" Green Brine
Cooling Water Discharged
Surface Runoff
Product Salt
BRINE POND
FIVE GREEN BRINE TANKS
US SALT PLANT
INCLUDING 20-POINT PUMP
SENECA LAKE
CAVITIES IN SALT STRATA—NORTH FIELD
CAVITIES IN SALT STRATA—SOUTH FIELD
PROCESS BYPRODUCT WASTE
SALT PRODUCTS

NOT TO SCALE

USSA25015 10/27/2025

Figure 14‑1. Simplified Process Flow.

The NaCl-saturated brine is evaporated by boiling using steam in two 4 MEE systems. The boiling causes the water to evaporate and salt crystals to form. After crystallization, the salt is centrifuged to remove excess water, and, then, it is dried, cooled, screened, and packaged for distribution. Evaporated NaCl has a high purity level, ranging between 99.6 percent and 99.9 percent, which makes it ideal for food- and medical-grade applications.

US Salt operates parallel processing trains referred to as the North Brine Field and the South Brine Field. Brine from the North Brine Field is produced by injecting water pumped from Seneca Lake into the active caverns in the North Brine Field and extracting and pumping NaCl-saturated brine to the plant purity brine tank where the brine is treated to remove any contaminants suspended in the fluid. The North Brine Field uses a closed-loop system with minimal exposure to environmental contaminants.

The South Brine Field injects water recycled from the evaporation process at the plant in the form of weak brine. The weak brine is pumped into the caverns where additional halite is dissolved to develop an NaCl-saturated brine feed that is pumped to the brine pond. The brine pond acts as a surge pond to provide a steady rate of flow back to the plant. The brine production and NaCl tonnages are split equally between the North and South Brine Fields.

Brine processing from the North Brine Field is depicted in the process flow diagram (PFD) in Figure 14‑2. The brine incoming from the North Brine Field is treated with soda ash and caustic soda to purify the brine for USP production. The waste sludge, predominantly insoluble materials, is recycled back to the South Brine Field injection brine where the sludge is deposited with the insoluble materials in the cavern. The purified brine enters the evaporation process in either the A or B Train where the brine is evaporated to crystalline NaCl, dried, and packaged. Brine extracted from the South Brine Field forms the granulated brine that is processed in the plant through two parallel evaporator trains, centrifuged, dried, and packaged, as shown in Figure 14-3.

Figure 14‑2. Purified Brine and Evaporation Process Flow Diagram.

GRANULATED BRINE AND EVAPORATION

RECYCLED BRINE
BRINE FIELD
RAW BRINE
BRINE POND
BRINE TANKS
BRINE STRAINER
A TRAIN
PROCESS WASTE
B TRAIN
PROCESS WASTE
WEAK BRINE
BRINE RECLAMATION SYSTEMS
HEAD TANK
CENTRIFUGE
SERVICE WATER / CONDENATE
FLUID BED DRYER / COOLER
SALT
GRANULATED FINES DISSOLVER TANK
STORAGE OR PACKING

USSA25015 10/27/2025

Figure 14‑3. Granulated Brine and Evaporation Process Flow Diagram.

Recovery through the processing plant is estimated at 97 percent. Losses in processing are a very small fraction of the production and account for the losses in the outfall to Seneca Lake from the cool down of the barometric condenser, which is estimated to be 25 tons a day. This amount is based on 37,500 pounds per day of outfall to the lake. The processing plant contains a dissolver to reinject any NaCl from cleaning or NaCl that does not pass product specifications back into solution for reinjection into the South Brine Field. If the dissolver is not operational, approximately 40 tons per week of waste NaCl is created.

15.0	INFRASTRUCTURE

The US Salt facility at Watkins Glen, New York, is an evaporite salt-production facility with buildings from multiple construction eras dating to the original plant construction in the 1890s (see Figure 15-1). The construction type varies throughout the plant and includes concrete, steel, masonry, and timber. The facilities are used for office space, manufacturing, and warehousing.
Figure 15‑1. Aerial View of US Salt Watkins Glen Plant.

15.1	PLANT LAYOUT
Figure 15-2 shows the general arrangement of the processing plant. The Property is located on the southwestern shoreline of Seneca Lake. The brine enters the facility by pipeline along the County Road 30 alignment on the west side of the Property. Final product is taken off site by rail and road transportation.

15.1.1	PROCESS FACILITY
All portions of the processing facility maintain a footprint of approximately 725,000 ft2. Major plant components include brine storage tanks, stockpiles, boiler room, engine room, pan room, packaging area, silos, main office, warehouse, pump houses, purification, palletizer, warehouses, and truck loadout areas. Personnel parking and office buildings neighbor the processing facility.

15.1.2	ROADS
The facility is located off Highway 30 (Salt Point Road) with one major entrance and is a short drive to Interstate 14. This path is used for heavy commercial vehicle traffic for truck loadout and distribution. The plant site and primary access routes are paved with asphalt, and access routes throughout the brinefield are capped with crushed stone.

Figure 15‑2. Site Infrastructure – US Salt.

15.1.3	RAIL
The Watkins Glen Industrial Track (Fingers Lake Railway) traverses the Property with a spur line that enters the plant area and is for bulk material loadout. The route connects to two main lines: the Rochester Subdivision operated by CSX, approximately 50 miles north in Lyons, NY and the Southern Tier Line operated by Norfolk Southern Railway, approximately 25 miles south in Corning, NY.

15.2	BRINEFIELD LAYOUT
The plant is fed by a brinefield that services approximately 18 active underground caverns within the North and South Brine Fields. Figure 15-3 illustrates the established infrastructure that connects the underground caverns to the processing plant.

15.2.1	CAVERN PIPELINE
Cavern galleries, the plant, pumphouses, and pond are all interconnected through a network of surface run and buried pipelines. Both brine and water runs range in size from 8- to 10-inch steel pipe that are field-fitted.

15.2.2	BRINE POND
The brinefield feeds a 3.5-million-gallon lined pond that serves as a holding tank for constant plant feed for the granulated product side.

15.2.3	WASTE DISPOSAL
A small amount of waste is generated from geologic impurities within the salt beds. This material is insoluble and collected throughout the processing circuit. The insoluble material from both brinefields is reinjected into the caverns of the South Brine Field and settles at the cavern bottoms. Cooling water from the barometric condenser outfalls into Seneca Lake. Any NaCl product that accumulates within the facility from cleaning or material that does not pass product specifications is reintroduced into the South Brine Field weak brine through the dissolver.

15.3	SITE UTILITIES

15.3.1	ELECTRICAL POWER GENERATION
Electrical power is sourced from on-site generation with multiple natural gas-fired generators, amounting to 3,875 kilowatts (kW) per day. The facility is self-sufficient and does not rely on the surrounding electrical grid for operations. Electricity generation on site reduces the exposure to electric grid rate fluctuations and is independent of grid outage or disruption, all while maintaining operational control over energy costs and reliability. Table 15-1 lists the load centers and average kW load per day.

This power is provided by two steam-turbine generators that were installed in 1961. The generators are on standardized maintenance plans that include removing, inspecting and testing all major rotating components and replacing all normal-wear items.

Figure 15‑3. Map of the US Salt Facility.

Table 15‑1. Average Electrical Load
Load Center	Average (kW/day)	Key Equipment
Engine room load	1,255	Exhausters, dryers, air compressors, well pumps, centrifuge, dryer
Production load	1,180	Circulators, air forms, filters, evaporators
Brinefield Load	490	Weak brine pump, Seneca Lake water pump
West Load	600	Can line, tubes, USP mini, conveyors, pelletizer
East Load	350	4-Tube, 11-C mining, palletizers, service water pump
Total	3,875

15.3.2	NATURAL GAS SUPPLY
Natural gas is procured through a broker who sources from multiple wholesale markets. Natural gas use from 2022 to 2025 is listed in Table 15-2. Annual spend is approximately $3.5 million for Natural Gas.

Table 15‑2. Natural Gas Consumption
Month	FY'22	FY'23	FY'24	YTD Jul FY'25
January	114,583	126,461	120,001	137,624
February	90,566	115,578	128,637	127,878
March	116,010	122,685	138,195	143,388
April	119,550	112,515	129,736	129,002
May	123,979	123,581	131,216	136,808
June	118,205	111,899	115,304	135,230
July	121,716	103,222	136,318	131,050
August	111,325	115,528	127,287
September	107,534	115,647	131,201
October	122,271	133,378	140,611
November	124,500	122,275	133,331
December	118,113	123,279	138,332
Total	1,388,352	1,426,048	1,570,169	940,980
Natural gas consumption is in dekatherms.

15.3.3	WATER SOURCE
Raw water used for brine production and cooling water for the plant is sourced from Seneca Lake. The raw water is initially sourced for production in the North Brine Field. Recycled and condensate water from the plant is repurposed for production within the South Brine Field. Potable water for personnel use is sourced from the local municipality.

15.3.4	STEAM GENERATION
Three gas-fired boilers are used to supply all plant power and steam requirements. The boilers were converted from coal to natural gas in the mid-1990s. The boilers have the following capacities:

/	Boiler 1: 72,000 pounds per hour (lbs/hr) of steam at 400 pounds per square inch (psi)

/	Boiler 7: 55,000 lbs/hr of steam at 250 psi

/	Boiler 8: 55,000 lbs/hr of steam at 250 psi.

15.3.5	COMMUNICATIONS
Intrasite communications occur through a fiber backbone with wireless access points throughout the processing facility and point-to-point wireless links to remote wells and brinefield cameras. Coverage zones are designed to ensure redundancy and minimize dead spots. Supervisory Controls and Data Acquisition (SCADA), PLCs, iPads, and field sensors are all used for facility automation, production monitoring, and reporting. Multiple layers of security are provided using firewalls, network security, access control, and surveillance cameras.

16.0	MARKET STUDIES

US Salt has been fulfilling customer needs for more than 130 years, serving a diverse mix of recession-resistant end markets where salt is an essential input with limited substitution risk (e.g., retail grocery, food processing, pharmaceuticals, water softening, and other industrial applications). Sales extend to a diversified customer base including national and regional retailers, food manufacturers, distributors, and healthcare companies. Demand in these sectors is steady and noncyclical, thus providing a durable basis for sales.

16.1	MARKET OUTLOOK AND PRICE FORECAST
Evaluation pricing is determined based on the 3-year average actual sales price for the blended products. The price selected for cash flow analysis is $304 per ton FOB plant in year 2026 and escalates for 5 years to account for product mix targets. A price of $358 per ton is then held constant from Years 2030 to 2065. Pricing is established through annual line reviews and competitive bids that set customer-specific price lists by item and ship-to location. Pricing is determined on a delivered or FOB basis, reflecting lane-level freight economics. Periodic increases (typically annually) are implemented with customary notice, based on changes in input costs (packaging, transportation, labor) and capacity conditions. Spot/short-cycle quotes are used for smaller or opportunistic orders. Prices are not formally indexed.

16.2	MATERIAL CONTRACTS
Product-specification requirements (e.g., food-grade, USP, AAMI-related) support distinct price tiers. The company sells directly and uses brokers on standard commission in limited channels. All material-supporting contracts for transportation, handling, and related services are ordinary-course and negotiated at arm's length on market terms. US Salt does not employ hedging or forward-sales contracts on its products and has no material affiliated-party contracts.

17.0	ENVIRONMENTAL STUDIES, PERMITTING AND PLANS, NEGOTIATIONS, OR AGREEMENTS WITH LOCAL INDIVIDUALS OR GROUPS

The US Salt Watkins Glen facility is fully permitted to operate for the duration of the mine plan presented in this TRS.

17.1	ENVIRONMENTAL STUDIES
Several Phase 1 Environmental Site Assessments and Limited Environmental Compliance Reviews have taken place over the Property’s mining history, predominantly at the time of transfer of ownership. Environmental audits and studies are not typically required for the ongoing operation and permitting of new UIC wells.

17.2	PERMIT STATUS
US Salt holds the environmental permits listed in Table 17-1. Permits include air emissions, process wastewater and storm water discharges, water withdrawal, and use of Class III injection fluids. US Salt is registered as a generator of hazardous waste that requires storage management and disposal tracking. Chemical inventory reports are submitted to the federal and state agencies, and US Salt maintains environmental plans and procedures required to operate in compliance with federal, state, and local authorities.
17.3	WASTE DISPOSAL, SITE MONITORING, AND WATER MANAGEMENT
Monitoring and reporting requirements for permit compliance occurring throughout the year are listed in Table 17-2.
17.4	POSTMINING LAND USE AND RECLAMATION
When a gallery is closed, the solution-mining wells are plugged and abandoned, and the land is reverted to typical forest or grasslands.

17.5	LOCAL OR COMMUNITY ENGAGEMENT AND AGREEMENTS
No specific agreements are in place for hiring with the local community. United Steelworkers International Union represents the hourly labor at the site, and the employment conditions are included in the latest version of the Collective Bargaining Agreement.
17.6	OPINION OF THE QUALIFIED PERSON
The QP opines that US Salt has the appropriate processes and regulatory approvals in place for its current operations. Outfall and groundwater sampling are in place to maintain water quality. Cavern size monitoring, MIT, and subsidence monitoring ensure that salt extraction is safely managed.

Table 17‑1. Permits Issued to US Salt
Permit	Permit Number	Agency	Expiration	Cost
State Pollutant Discharge Elimination System	NY 0002330	NYSDEC	1/31/2019 (State Administrative Procedures Act Extended) NYSDEC is honoring an old permit due to their delay in issuing a new permit.	Annual Fee $33,500
Title V Air Permit	8-4432 0001/00031	NYSDEC EPA	6/30/2026 Requires Re-Apply minimum 6 months prior to expiration--12/30/2025.	Annual Fee (based on emissions) Approximately $14,000
UIC	NYU063860	EPA	4/30/2030 Requires Re-Application 270 days prior to expiration-- 7/30/2029.	Fees associated with Financial Securities
Solution Mining (Individual Well Permits)
47: API 31-097-61203
48: API 31-097-61204
50: API 31-097-61206
51: API 31-097-61207
55: API 31-097-12548
56: API 31-097-12859
60: API 31-097-23033
61: API 31-097-22770
62: API 31-097-23969
63: API 31-097-26503
65: API 31-097-26511
66: API 31-097-30004
67: API 31-097-30005
68: API 31-097-30006
69:API 31-097-30010
70: API 31-097-30009
71: API 31-097-30011
		NYSDEC	None	Permit fee due at time of permit application
Water Withdrawal	WWR0001593	NYSDEC	12/29/2025	N/A
Public Water System	NY4811938	New York State Department of Health	None	N/A
Resource Conservation and Recovery Act	Waste Generator #NYD002246361	NYSDEC	None	N/A
Petroleum Bulk Storage	8-004677	NYSDEC Upon Request	10/13/2028	$300
Chemical Bulk Storage	8-000026	NYSDEC Upon Request	12/17/2025	$125

Table 17‑2. Permit Monitoring and Reporting Requirements
Permit	Monitoring	Reporting
State Pollutant Discharge Elimination System	pH Chlorides Oil & Grease TSS TDS Temperature Metals Flow Phenols-Quarterly	Monthly DMR (Electronically) WTCs Usage Report Annually BMPs Review Annually IECP Audit and Review Annual NYSDEC Audit
Title V Air Permit	NOx, SO2, CO Opacity Particulates Salinity	Semi-Annual Compliance Reports Annual Emission Statement 5‑Year Emissions Sampling Monthly GHG tracking Annual NYSDEC Audit
UIC (Underground Injection Control)	Sodium, Chloride, TDS, Temperature, pH, Brine/Water Ratios MIT	Quarterly Injection Reports; MITs (due: 2028, 2029).
Solution Mining (Individual Well Permits)	Injection and Returned Flows Ground Level	Annually Subsidence Survey: 5 years due 2028
Water Withdrawal	Annual Water Withdrawal, Use, Transfer and Return Volumes	Annually
Public Water System
Residual Chlorine,
Turbidity pH, Coliform
Remaining testing only as required by Department of Health on annual basis: Pb & Cu, Nitrate, VOC, Inorganics, Pesticides, Sodium, Chloride, Chlorine Disinfection Byproducts
Monthly Operations Report Compliance with Annual sampling schedule
Resource Conservation and Recovery Act	None	Manifest as-shipped
Petroleum Bulk Storage	Visual Inspection	Monthly
Chemical Bulk Storage	External	External Annually, Internal every 5 years (2027)

18.0	CAPITAL AND OPERATING COSTS

The capital and operating costs developed as input into the cash flow model for demonstrating economic viability of the Reserves over the 40-year mine plan are based on actual expenditures. Engineering estimates and quotes were included where future expenditures are anticipated for the wellfield or the processing plant.

18.1	CAPITAL COSTS
Capital costs are categorized two ways: (1) those costs that are sustaining capital or recurring (2) capital costs for growth projects and the expansion of the well field. Costs are based on actual expenditures, engineering estimates, and quotes. The capital expense (CAPEX) for the 40-year mine plan is shown in Table 18-1.

Table 18‑1. Capital Cost Estimate for the 40-Year Mine Plan
Capital Category	2026	2027	2028	2029	2030	2031– 2035	2036– 2045	2046– 2055	2056– 2065
Sustaining ($M)	4.5	4.6	4.7	4.7	4.7	23.7	47.3	47.3	47.3
Capital ($M)	4.9	1.4	1.1	1.1	8.9	10.0	9.9	11.7	9.9
Total	9.4	6.0	5.8	5.9	13.6	33.6	57.2	59.0	57.2
Totals may not add due to rounding

The capital in 2030 includes the growth capital of adding a TVR modification to the existing MEE evaporator system that is designed to increase plant capacity by 8 percent. The total investment for the TVR is estimated at $7 million.

18.2	OPERATING COSTS
The 2026 estimated operating costs are shown in Table 18-2 by major categories of materials, energy, labor, overhead, warehousing, environmental compliance, and general administration. These 2026 forecasted costs are based on previous actual costs.

18.3	ASSUMPTIONS AND ACCURACY
MOB or sustaining capital projects are managed with internal resources and are normally typical maintenance items for the plant. The wellfield capital expenditure is determined by implementing the mine plan and frequently requires third-party engineering when technical expertise is needed. Growth projects vary in type and size and are frequently quoted by specialty vendors. The accuracy of the estimates and timing of the expenditures is within 25 percent.

Table 18‑2. Operating Costs by Major Category for 2026
Category	Cost ($/t)	Percentage of Cost
Materials (Operating Supplies)	52.1	33.7
Natural Gas, Electricity, and Fuel	7.4	4.8
Direct Labor Cost	24.7	16.0
Leases, Property Tax, and Overhead Labor	53.3	34.5
Warehousing and Trucking	9.4	6.0
Environmental Compliance and Other	3.2	2.0
Sales and General and Administration	4.6	3.0
OPEX	154.7	100.0
OPEX = operating expenditure

19.0	ECONOMIC ANALYSIS

The economic viability of the deposit was evaluated using the production schedule based on the 40-year mine plan developed for the brinefield and projected operating and capital costs.

19.1	KEY PARAMETERS AND ASSUMPTIONS
Parameters used to evaluate the net cash flow are included in Table 19-1. LOGC is carrying a net operating loss of $2.6 Billion that is expected to negate future income tax liability.

Table 19‑1. Cash Flow Assumptions
Parameter	Assumption	Units
Currency	2025	USD
Depletion Rate Applied to Gross Revenue not-to-exceed 50% of pretax net income	10	percent
Escalation	0	percent
Income Tax Rate for Federal, State, and Local	21	percent
Carry Over Loss (80% of taxable income recovered per year)	2.6	$Billion
Inflation	0	percent

19.2	CASH FLOW
A cash flow was developed to represent 40 years of production for the rate established including the 2030 TVR upgrade to the plant. The cash flow in 5-year increments showing revenue based on the produced tons and purchased tons, tons sold, and costs for production with income taxes is provided in Table 19-2.

19.3	ECONOMIC VIABILITY
To establish the economic viability of the Reserve, the after-tax cash flow was evaluated for NPV. Table 19-3 shows the resulting NPV for a range of APR from 0 to 12 percent. In all cases, the NPV remained above zero, which indicates positive results for the expected profitability of the Reserve to have demonstrated economic viability.

19.4	SENSITIVITY ANALYSIS
Sensitivity of the after-tax cash flow NPV applying a variance of ±20 percent for CAPEX, OPEX, and Sales price parameters was evaluated. The NPV shows most sensitivity to price and is least sensitive to capital as shown in Figure 19-1.

Table 19‑2. Cash Flow in 5-Year Increments for the 40-Year Mine Plan
	2026– 2030	2031– 2035	2036– 2040	2041– 2045	2046– 2050	2051– 2055	2056- 2060	2061– 2065
Revenue
Tons Sold (Mt)	2.49	2.67	2.67	2.67	2.67	2.67	2.67	2.67
Blended Selling Price ($/t)	331	358	358	358	358	358	358	358
Total Sales Revenue ($M)	825	956	956	956	956	956	956	956
Costs
Material Cost ($M)	154.4	172.0	172.0	172.0	172.0	172.0	172.0	172.0
Direct Labor Cost ($M)	66.1	74.8	74.8	74.8	74.8	74.8	74.8	74.8
Overhead Cost ($M)	133.5	144.1	144.1	144.1	144.1	144.1	144.1	144.1
Selling, General, and Administration ($M)	40.4	40.4	40.4	40.4	40.4	40.4	40.4	40.4
Operating Cost ($M)	394.4	431.3	431.3	431.3	431.3	431.3	431.3	431.3
Revenue less Operating Cost	430.2	525.0	525.0	525.0	525.0	525.0	525.0	525.0
Capital Costs
Sustainable ($M)	23.3	23.7	23.7	23.7	23.7	23.7	23.7	23.7
Capital ($M)	17.4	10.0	0.5	9.4	11.2	0.5	7.2	2.7
Total CAPEX	40.7	33.6	24.2	33.1	34.9	24.2	30.9	25.3
Depletion ($M)	82.5	95.6	95.6	95.6	95.6	95.6	95.6	95.6
Depreciation ($M)	42.5	40.3	29.1	29.5	29.9	32.7	27.3	29.5
Taxable Income ($M)	0.5	1.3	3.6	3.5	3.4	82.3	402.1	399.8
Income Tax ($M)	0.1	0.3	0.7	0.7	0.7	17.3	84.4	84.0
Income After Tax ($M)	430.1	524.7	524.2	524.2	524.3	507.7	440.5	441.0
After-Tax Net Operating Income ($M)	389.4	491.1	500.1	491.2	489.4	483.5	409.7	415.7
Cumulative Cash Flow ($M)	389.4	880.4	1,380.5	1,871.7	2,361.1	2,844.6	3,254.3	3,670.0
Sums may not be exact because of rounding.

Table 19‑3.	After-Tax NPV for a Range of Interest Rates

Interest Rate (percent APR)	NPV ($M)
0	3,675
5	1,648
8	1,163
10	901
12	816

Figure 19‑1. Sensitivity of After-Tax to Variance of ± 20 Percent for CAPEX, OPEX, and Sales.

20.0	ADJACENT PROPERTIES

Cargill Inc. operates a salt facility on Seneca Lake approximately 2 miles south of the Property. In addition to traditional NaCl products, Cargill produces specialty flake salt and potassium chloride using evaporation from solution-mined brine at the Watkins Glen site, which is a sodium substitute.
Texas Eastern Natural Gas operates natural gas storage caverns previously mined by International Salt near the brine pond in the Property’s North Brine Field. Adjacent properties are shown in Figure 20‑1.

720000
730000
740000
750000
900000
890000
880000
870000
860000
Seneca
Lake
SCHUYLER
COUNTY
414
79
Burdett
TEXAS EASTERN
STORAGE FACILITY
CARGILL SALT
14
Watkins Glen
409
329
Montour Falls
US Salt Property
Mineral Rights Only
Towns
Rail Line
US Highway
State Highway
Local Road
NYS DOT, Earthstar Geographics, Esri; TomTom North America, Inc., Sources: Esri; U.S. Department of Commerce, Census Bureau; U.S. Department of Commerce (DOC), National Oceanic and Atmospheric Administration (NOAA), National Ocean Service (NOS), National Geodetic Survey (NGS)
NAD 1983 StatePlane New York Central FIPS 3102 Feet
0
5,000
Feet
Meters
0
2,000

USSA25018 11/3/2025

Figure 20‑1. Map of Adjacent Properties.

21.0	OTHER RELEVANT DATA AND INFORMATION

All data relevant to the supporting studies and estimates of mineral Resources and Reserves have been included in sections of this TRS. No additional information or explanation is necessary to make this TRS understandable and not misleading. The Property is governed by the Occupational Safety and Health Administration (OSHA).

22.0	INTERPRETATION AND CONCLUSIONS

22.1	INTERPRETATIONS AND CONCLUSIONS
The US Salt Property has maintained successful operation of a solution-mined brinefield since the late-1800s and has demonstrated a long-standing history of producing saleable salt products generated from its brine stream. Cavern operational practices are generally sound and within the industry standard guidelines for operating solution-mining facilities.
RESPEC reviewed all pertinent Property geological and analytical data and established Resources for the Property based on a high degree of geological confidence based on the historical and current solution-mined wells operating at the facility. The Measured and Indicated Resources established provides reasonable prospects for economic extraction beyond the 40-year mine plan presented in this TRS.
RESPEC established a 40-year mine plan to include all necessary supporting wellfield infrastructure and additional galleries. The mine plan is based on the current understanding of cavern dynamics and extraction levels and is reconciled with historical production. The mine plan and accompanying economic analysis demonstrate the economic viability of the calculated Proven and Probable Reserves presented in this TRS.

22.2	RISKS AND UNCERTAINTIES
Geological environments always carry uncertainties because of their scale and natural occurrence. These uncertainties are particularly true for solution mining, where unexpected challenges encountered in the geological setting cannot be addressed by direct human interaction. The extensive successful mining history of the Property’s brinefield provides some reassurance that the geological setting is tolerant of a wide variety of solution-mining outcomes without negatively impacting the surface or USDW. This history, along with the success of the collocated gas storage facility, generally indicates a sound geological setting.

The main risk focus with respect to the brinefield involves maintaining roof salt and hydraulic integrity across all caverns in active galleries. Maintaining a salt roof between the top of the cavern and top of the formation provides structural and fluid integrity, thus taking advantage of salt’s high impermeability. A salt roof provides a primary barrier against cavern fluid migration upward toward the USDW. Contamination of the USDW is a highly unlikely risk, but the impact could be significant and, depending on circumstances, could lead to injection permit revocation and loss of both brinefields. Proper spacing and mining control of current and future caverns reduces the risk of losing hydraulic integrity within the salt formation. While a loss of integrity between separate galleries in the salt has a less deleterious effects, it can remove the affected gallery from service. Attentive cavern monitoring and operational flexibility are key to reducing these risks.

The market price for the product mix and competing cost of goods sold, especially labor and materials expenses, are challenges to all operations of this type and remain a risk through the foreseeable future. The sensitivity analysis performed provides a level of reassurance to variations in CAPEX, OPEX, and sales price.

23.0	RECOMMENDATIONS

The QPs recommend continuing best practices for monitoring the cavern operations with regularly scheduled sonar scans and as needed evaluations of pressure and flow data to reconcile extracted salt tons to cavern growth. These practices will allow refining (as needed) to the currently determined 40 percent cavern recovery ratio.
Expansion to the east of NY 14 will require a longer design period and approval than what has been typical for the Property. Initiating the preliminary evaluation for the crossing site and assessing the required infrastructure (e.g., roads and pipelines) to support the 40-year mine plan is advised. This approach will aid in maintaining production levels and optimizing the timeline for the permitting and construction activities before the crossing work begins.

Installing the TVR upgrade is included in the 40-year mine plan projections in Year 2030. With a 2‑year lead time for preparing for the installation, detailed design should commence by Year 2028.

24.0	REFERENCES

Colton, G. W., 1961. Geologic Summary of the Appalachian Basin, With Reference to the Subsurface Disposal of Radioactive Waste Solutions, TEI-791, prepared by the U.S. Atomic Energy Commission, Washington, DC.
Fernandez, G., 2011. Analysis of the Geotechnical Aspects of the Watkins Glen Brine Field, prepared for U.S. Salt LLC, Watkins Glen, NY.
Kreidler, W. L., 1957. “Occurrence of Silurian salt in New York State,” New York State Museum and Science Service Bulletin, No. 361, The University of the State of New York, Albany, NY.

Orris G. J. and Bliss, J.D., 1991. Some Industrial Mineral Deposit Models: Descriptive Deposit Models, Open File Report 91-11A, prepared by the U.S. Geological Survey, Tucson, AZ.
Pierce, W. G. and E. I. Rich, 1962. “Summary of Rock Salt Deposits in the United States as Possible Storage Sites for Radioactive Waste Materials,” Geological Survey Bulletin , Vol. 1148, United States Government Printing Office, Washington, DC.
Prothero, D. R., 2021. The Evolving Earth, Oxford University Press, New York, NY.
Rickard, L., 1969. Stratigraphy of the Upper Silurian Salina Group New York, Pennsylvania, Ohio, Map and Chart Series 12, New York State Museum and Science Service, prepared by the University of the State of New York, The State Education Department, Albany, NY.
Trippi, M.H., Ryder, R.T., and Enomoto, C.B., 2019, Geologic cross section A–A′ through the Appalachian basin from the southern margin of the Ontario Lowlands province, Genesee County, western New York, to the Valley and Ridge province, Lycoming County, north-central Pennsylvania: U.S. Geological Survey Scientific Investigations Map 3425, 2 sheets, 74-p. pamphlet, https://doi.org/10.3133/sim3425.

Warren, J. K., 2018. Implications of a Comparison of Geological and Hydrological Conditions in the Akzo-Retsof, Morton-Himrod and Cargill Cayuga Salt Mines, New York State, prepared by Salt Works Consultants Pte Ltd, Kingston Park, Adelaide, South Australia.
National Weather Service, 2025. “NOWData – NOAA online Weather Data,” accessed October 31, 2025, from https://www.weather.gov/wrh/Climate?wfo=bgm.

25.0	RELIANCE ON INFORMATION PROVIDED BY THE REGISTRANT

The QPs relied on information provided by US Salt in the sections pertaining to legal property and mineral ownership (Section 3.2), market information (Chapter 16.0), and environmental permits (Chapter 17.0). Relying on information provided by the registrant is reasonable because the Property has been and continues to be in operation and has an extensive history of successfully providing products to the end user.